Exhibit 2.1

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT

by and among

PITNEY BOWES INC.,

PITNEY BOWES LIMITED,

PITNEY BOWES OF CANADA LTD.

PITNEY BOWES MANAGEMENT SERVICES, INC.,

PITNEY BOWES GOVERNMENT SOLUTIONS, INC.,

and

ARSLOANE ACQUISITION, LLC,

Dated as of July 29, 2013

i

(Continued)

ii

(Continued)

iii

(Continued)

Exhibit A	-	Form of Intellectual Property Transfer and License Agreement
Exhibit B	-	Form of Lease Agreement
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Form of Mail and Print Services Agreement
Exhibit E	-	Form of Master Services Agreement
iv

STOCK AND ASSET PURCHASE AGREEMENT

STOCK AND ASSET PURCHASE AGREEMENT, dated as of July 29, 2013 (this “Agreement”), by and among Pitney Bowes Inc., a Delaware corporation (“PBI”), Pitney Bowes Limited, a company organized under the laws of the United Kingdom (“PB UK”), Pitney Bowes of Canada Ltd., a company organized under the laws of Canada (“PB Canada” and, together with PBI and PB UK, the “Sellers”), Pitney Bowes Management Services, Inc., a Delaware corporation (“PBMS”), Pitney Bowes Government Solutions, Inc., a Delaware corporation (“PBGS” and, together with PBMS, the “Companies”), and ARSloane Acquisition, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, PBI owns 100% of the issued and outstanding shares (the “Shares”) of (i) the common stock, par value $.01 per share, of PBMS (the “PBMS Common Stock”) and (ii) the common stock, par value $1.00 per share, of PBGS (the “PBGS Common Stock”);

WHEREAS, the Companies and their respective Subsidiaries (as defined below) are outsource providers engaged in the business of providing the following outsourced services to their clients in the United States and Canada: (i) on-site and off-site mail center management, with inbound and outbound mail capabilities spanning receipt, sort, delivery and outbound processing, as well as mail security, self-service mail solutions, inbound mail digitization, vendor and courier management and hazardous material shipping and handling; (ii) on-site print and reprographics departments; (iii) print asset and fleet management, whereby the Company procures, manages and maintains fleets of printers and related equipment on behalf of its clients; (iv) customized services for the design, production and delivery of relevant communications to support a client’s acquisition and relationship management initiatives; (v) off-site mail production-related business recovery services; (vi) aggregation and management of a client’s overall print spend at an enterprise wide level via business process outsourcing and a supply chain optimization approach; and (vii) imaging, data capture and extraction and e-Discovery and records management services via a network of Document Solution Centers (DSCs) distributed across the U.S. and a National Processing Center (NPC) in Michigan (as conducted by the Companies and their respective Subsidiaries as of the date of this Agreement, the “PBMS/PBGS Business”);

WHEREAS, PBI is engaged in the business of providing integrated marketing solutions to its customers via web based applications: (i) that enable customer’s franchisees and sales representatives to create and place advertisements through various media; and (ii) for the management of a customer’s co-op, incentive, recognition, loyalty and testing and certification programs (as conducted by PBI as of the date of this Agreement, the “MSG Business”) and PB UK is engaged in the business of aggregating and managing a client’s overall print spend via business process outsourcing and a supply chain optimization approach globally, in the UK, South Africa, Germany and France (as conducted by PB UK as of the date of this Agreement, the “MLS Business”);

WHEREAS, PBI wishes to sell to the Buyer, and the Buyer wishes to purchase from PBI, the Shares, and each Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from such Seller, all of such Seller’s right, title and interest in and to the Transferred Assets (as defined below); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Sellers’ and the Companies’ willingness to enter into this Agreement, certain Affiliates of the Buyer (the “Guarantors”) has provided the Guarantee to the Sellers and the Companies with respect to the Buyer’s obligations under this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, investigation or proceeding by or before any Governmental Authority.

“Adjusted Current Assets” has the meaning set forth in Section 2.4(b) of the Disclosure Schedules.

“Adjusted Current Liabilities” has the meaning set forth in Section 2.4(b) of the Disclosure Schedules.

“Adjusted Net Working Capital” means (i) the amount of Adjusted Current Assets minus (ii) the amount of Adjusted Current Liabilities, in each case, as of the close of business on the day immediately prior to the Closing Date. Adjusted Net Working Capital shall be calculated in accordance with the principles and provisions detailed in Section 2.4(b) of the Disclosure Schedules.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise; for purposes hereof, after the Closing, (i) the term “Affiliate,” with respect to the Sellers, will not include the Companies or their Subsidiaries, (ii) the term “Affiliate,” with respect to the Buyer, will include the Companies and their Subsidiaries and (iii) the term “Affiliate,” with respect to the Companies, will not include the Sellers or any of their respective Affiliates.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Guarantee, the Intellectual Property Transfer and License Agreement, the Lease Agreement, the Master Services Agreement, the Mail and Print Services Agreement, the Transition Services

2

Agreement, the letter agreement referenced in Section 6.12 and the Equity Financing Commitment.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed UK Employee Liabilities” means all Liabilities relating to any MLS Business Employee located in the UK to the extent that such Liability arises from any claim made or threatened by or on behalf of such person: (i) in relation to their employment or the termination of their employment, in the period following Closing, whether arising from an act or omission of the Buyer or otherwise; (ii) in relation to their employment (or its termination) and which arises out of or is otherwise attributable to any act or omission of the Buyer or its Subsidiaries before or at Closing including, without limitation, (a) any failure by the Buyer to comply with its obligations under Regulations 4(1) and (2) and 13 (4) of TUPE; or (iii) resulting from a measure being proposed by the Buyer or its Subsidiaries in relation to the MLS Business Employees (including any change in the working conditions of such MLS Business Employees).

“Assumption Agreement” means an instrument of assignment and assumption in form reasonably satisfactory to the Buyer and the Sellers pursuant to which each Seller shall assign to the Buyer and the Buyer shall assume all of the Liabilities held by such Seller as of the Closing Date that are included in the Assumed Liabilities.

“Bill of Sale” means a bill of sale in form reasonably satisfactory to the Buyer and the Sellers transferring to the Buyer all of the tangible personal property owned or held by each Seller as of the Closing Date that is included in the Transferred Assets.

“Business” means (i) the business of the Companies and their respective Subsidiaries, including the PBMS/PBGS Business, (ii) the MSG Business and (iii) the MLS Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Information Technology” means all of the computer systems and related software, hardware, equipment and information technology systems used or held for use in connection with the Business, including all outsourced information technology services (including software as a service, hosting, and cloud computing services), computers, computer systems, hardware, servers, workstations, routers, hubs, websites, data, databases, database rights, computer code and computer programs, including any and all software, compilers, middleware, development tools and firmware, whether in source code or object code, and user manuals, all descriptions, flow-charts and other work product used to design or develop any of the foregoing, and all other information technology equipment, assets and similar items.

3

“Business Material IP” means the Business Registered IP and all other Intellectual Property used in or held for use in the Business that is material to the conduct of the Business as currently conducted.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or preclude the consummation by the Buyer of the transactions contemplated by this Agreement or the Ancillary Agreements.

“Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Companies and their respective Subsidiaries, other than (a) the MSG/MLS Customer Deposits and (b) any cash, cash equivalent or marketable security which is (i) cash classified as restricted cash in accordance with GAAP or (ii) cash required to fund payments for checks written by any of the Companies or their respective Subsidiaries and uncleared as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidential Information Memorandum” means the Pitney Bowes Management Services Confidential Memorandum dated March 2013 and made available to the Buyer in the Data Room.

“Contract” means any legally binding written or oral contract, agreement, subcontract, license, sublicense, lease, sublease, sales order, purchase order, indenture, mortgage, note, bond, letter of credit, warrant, instrument, obligation, commitment or understanding (including all amendments, supplements and modifications thereto).

“Copyrights” means copyrights, original works of authorship, including without limitation software and computer algorithms, and registrations and applications therefor.

“Data Room” means that virtual data room entitled “Project Prometheus” hosted on the Intralinks web server.

“EBITDA” means (a) earnings before interest, taxes, depreciation and amortization of the Business during the Free Cash Flow Period calculated in a manner consistent with the principles and methodologies used to calculate “EBITDA (post-standalone adjustments)” for the fiscal year ended 2012 as set forth on page 68 of the Confidential Information Memorandum minus (b) all Separation Expenses; provided, any amortization associated with deferred commissions payable to employees and agents employed, retained or associated with the Business (collectively, the “Deferred Commissions”), shall, in each such case, be included as a reduction to EBITDA and excluded from being an add back to amortization; provided, further, that EBITDA shall exclude any unusual non-cash item in the period in which they occur to the extent such non-cash item has no effect on the change in Adjusted Net Working Capital.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws).

4

“Enterprise-Wide Contract” means any Contract that is necessary for the operation of the Business as currently conducted to which PBI or an Affiliate of PBI (other than the Companies or their respective Subsidiaries) is a party.

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing Commitment and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees and Representatives involved in the Debt Financing Commitments and their successors and assigns.

“Free Cash Flow” means, without duplication, (i) EBITDA, plus (ii) the net amount of cash actually received by the Business during the Free Cash Flow Period relating to amounts or items that were not reflected in EBITDA or Adjusted Net Working Capital, including in connection with the sale of assets, but, for the avoidance of doubt, excluding any cash paid by PB Canada or any other Affiliate of PBI to the Companies or their Subsidiaries in in accordance with item 1 of Section 6.1(b) of the Disclosure Schedules and any other cash dividend paid by Pitney Bowes Management Services Canada Inc. or any other Subsidiary of the Companies to the Companies, minus (iii) the capital expenditures that either have been spent or have been accrued by the Business during the Free Cash Flow Period, minus (iv) the amount, if any, by which the Adjusted Net Working Capital as of the close of business on the day immediately prior to the Closing Date exceeds the amount of the June 30 Net Working Capital, plus (v) the amount, if any, by which the amount of the June 30 Net Working Capital exceeds the Adjusted Net Working Capital as of the close of business on the day immediately prior to the Closing Date, minus (vi) the Pro Forma Taxes.

“Free Cash Flow Period” means the period beginning on July 1, 2013 and ending on the close of business on the day immediately prior to the Closing Date.

“Funded Indebtedness” means, as of the close of business on the day immediately prior to the Closing Date, all Indebtedness of the Companies and their respective Subsidiaries other than (a) undrawn letters of credit or brokers acceptances or (b) performance bonds, surety bonds or other form of similar financial assurance (including performance guarantees).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Government Bid” means any offer made by the Sellers or any of their respective Affiliates (including the Companies and their respective Subsidiaries) prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract arising out of the operation of the Business, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between any of the Companies or any of their respective Subsidiaries on the one hand, and (a) the U.S. Government, (b) any prime contractor to the U.S. Government in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clauses (a) or (b)

5

above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any United States or non-United States, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body, including attorneys general, tribunals or bureaus of such governmental authorities.

“Guarantee” means that certain Limited Guarantee, dated as of the date hereof, by the Guarantors in favor of the Sellers and the Companies.

“Indebtedness” means, with respect to the Companies and their respective Subsidiaries and without duplication, in each case, excluding any Indebtedness solely among the Companies and their Subsidiaries, the following obligations that are outstanding as of the close of business on the day immediately prior to the Closing Date: (i) the amount of all obligations for borrowed money of each such Person (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (ii) Liabilities of each such Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, of each such Person in respect of any letters of credit, bankers’ acceptances, performance bonds, surety bonds or other form of similar financial assurance, (iv) any interest rate swap, forward contract or other hedging arrangement of each such Person (provided, that if any such Contract or arrangement shall have a net positive value upon termination, such positive value shall offset other Indebtedness), (v) any guarantee of Liabilities of any Person other than the Companies or any of their Subsidiaries, (vi) any obligation created by or arising under any conditional sale, or other title retention agreement or any deferred purchase price outside the Ordinary Course, (vii) obligations in respect of any leases which have been terminated (or in which a notice of termination has been delivered) or pursuant to which the Companies and their Subsidiaries do not occupy the applicable premises to the extent such obligations are recorded as restructuring charges in PBI’s financial statements, and (viii) all obligations (including accrued interest) under a lease agreement that would be capitalized pursuant to GAAP, including any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases to the extent due and payable at the Closing.

“Intellectual Property” means, without limitation, all rights and interests arising under the Laws of the United States or any other jurisdiction with respect to any of the following: (i) Marks; (ii) Patents; (iii) Copyrights; (iv) Proprietary Information; and (v) all other intellectual property rights recognized under applicable Law.

“Intellectual Property Transfer and License Agreement” means the intellectual property transfer and license agreement to be entered into as of the Closing Date by and between PBI and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit A.

6

“International Trade Laws” means laws, regulations, and orders imposing trade sanctions on countries, individuals or entities and/or regulating the import, export, re-export, transfer, disclosure or provision of commodities, software, technology or services including, without limitation, (i) US restrictions pursuant to the Foreign Assets Control Regulations, 30 C.F.R. Parts 500-599; the Iran Sanctions Act of 1996, as amended; the Export Administration Regulations (EAR), 15 C.F.R. parts 730-774; the International Traffic in Arms Regulations (ITAR), 22 C.F.R. parts 120-130; U.S. Foreign Trade Regulations, 15 C.F.R. Part 30; and U.S. customs law and regulations, Title 19 of the U.S.C. and C.F.R; (ii) EU and EU Member State export controls administered pursuant to Council Regulation (EC) 428/2009, economic and financial sanctions or restrictive measures imposed pursuant to EC Regulations, and similar national export control and sanctions measures of member states; and (iii) similar import, export control and sanctions laws, regulations and orders of other jurisdictions, in each case, to the extent applicable.

“IRS” means the Internal Revenue Service of the United States.

“June 30 Net Working Capital” means (i) the amount of Adjusted Current Assets minus (ii) the amount of Adjusted Current Liabilities, in each case, as of the close of business on June 30, 2013. June 30 Net Working Capital shall be calculated in accordance with the principles and provisions detailed in Section 2.4(b) of the Disclosure Schedules.

“Key Employees” means any employee of the Business making a salary in excess of $150,000.

“Knowledge of the Companies” means the knowledge after reasonable inquiry of the Persons listed in Section 1.1(a) of the Disclosure Schedules.

“Law” means any principle of common law, statute, law, ordinance, regulation, rule, code, injunction or Order of any Governmental Authority.

“Lease Agreement” means the lease agreement to be entered into as of the Closing Date by and between PBI and PBMS in substantially the form attached hereto as Exhibit B.

“Leased Real Property” means the real property used or held for use in the Business or leased, subleased or licensed by the Companies or any of their respective Subsidiaries, in each case, as tenant, together with all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means all liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondarily, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due.

“Mail and Print Services Agreement” means the Mail and Print Services Agreement to be entered into as of the Closing Date, by and between PBI and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit D.

7

“Marketing Period” means the first period of 20 consecutive days (provided that such period shall not begin prior to September 3, 2013) after the date of this Agreement throughout which (a) the Buyer shall have received the Required Information and during which period such information, taken as a whole, shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the Required Information not misleading (giving effect to all supplements to previously delivered information made promptly by the Sellers and the Companies) and (b) the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing); provided, that the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of the Marketing Period, (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to the Buyer, (II) the financial statements included in the Required Information that is available to the Buyer on the first day of any such 20 consecutive day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive day period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Buyer of updated Required Information that would be sufficiently current under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive day period or (III) the Sellers or the Companies shall have announced (x) any intention to restate any historical financial statements of the Sellers or the Companies included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which cases the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Sellers or the Companies have announced that they have concluded no such restatement shall be required; provided that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained.

“Marks” means trademarks, service marks, trade dress, Internet domain names, trade names, business names, and registrations and applications therefor, and the good will symbolized thereby.

“Master Services Agreement” means the Master Services Agreement to be entered into as of the Closing Date, by and between PBI and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit E.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) would prevent, materially delay or preclude the performance by the Sellers or the Companies of their obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) would have a material adverse effect on the Business, or the financial condition or results of operations of, or assets or Liabilities of the Business, taken as a whole, other than any event, change, occurrence or effect arising out of or

8

resulting from (A) general changes or developments in any of the industries in which the Business operates, (B) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (C) natural disasters or calamities, (D) changes in any applicable Law or GAAP, or principles or interpretations thereof, (E) any proposed Law, or any proposed amendment to any existing Law, in each case affecting any of the Companies, their respective Subsidiaries and/or the Business and not enacted into Law prior to the Closing Date, whether proposed prior to or after the date hereof, (F) any failure by the Business to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (G) the announcement or pendency of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (H) any action taken by the Sellers or the Companies, or which the Companies cause to be taken by any of their respective Subsidiaries, in each case that is expressly required or expressly permitted by this Agreement or the Ancillary Agreements, or (I) any actions taken (or omitted to be taken) at the request, or with the consent, of the Buyer; provided, that with respect to clauses (A) through (E), such event, change, occurrence or effect shall not be excluded in the determination of whether there shall have occurred a Material Adverse Effect if such event, change, occurrence or effect materially and disproportionately adversely affects the Business, or the financial condition or results of operations of, or assets or Liabilities of the Business, taken as a whole, compared to businesses or entities operating in the same industry in which the Sellers, the Companies or the Business operate.

“MLS Business Employees” means those employees of the MLS Business set forth in Section 6.9(f) of the Disclosure Schedules, together with those persons employed by the MLS Business, between the date hereof and Closing who may be added to such list, less who resign between the date hereof and Closing.

“Order” means any legally binding writ, judgment, decree, injunction, ruling, determination, award, settlement, stipulation or similar order of any Governmental Authority, in each case whether preliminary or final.

“Ordinary Course” means in the ordinary course of business consistent with past practices during the three month period prior to the date of this Agreement.

“Organizational Documents” means, with respect to any Person, the formation and organizational documents of such Person (including any certificate of incorporation, articles of association or incorporation, bylaws, limited liability company agreement, operating agreement or partnership agreement).

“Patents” means patents and applications therefor, including all reissues, divisionals, renewals, extensions, reexaminations, provisionals, continuations and continuations-in-part thereof.

9

“Pension and Retiree Medical Expenses” means an amount equal to $6,139 per day for each day during the Free Cash Flow Period.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course relating to obligations as to which there is no default on the part of any of the Companies or their respective Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use or value of the Transferred Assets and the assets of the Companies and their respective Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personally Identifiable Information” means information about an individual that either (i) contains data elements that identify the individual or (ii) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. Personally Identifiable Information includes, but is not limited to, (A) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, and passport number, (B) health information, including any information relating to treatment or conditions, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number and (D) demographic information.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Tax Income” means EBITDA minus non-affiliated interest expense, if any, minus depreciation minus amortization (after (x) excluding the Deferred Commissions and (y) including long term incentives)) minus all other income Tax deductions currently deductible, in each case of the Business during the Free Cash Flow Period.

10

“Pro Forma Taxes” means the income Taxes on the Pre-Tax Income calculated on a pro forma basis assuming that the income tax rate is 35%.

“Proprietary Information” means formulae, trade secrets, know-how, show-how, unpatented inventions, discoveries, processes, data (including technical data), data bases, specifications, research and development information, customer lists, vendor lists, and any proprietary or confidential information.

“Purchase Price” means $400,000,000 minus Free Cash Flow (if Free Cash Flow is greater than zero), minus the Funded Indebtedness, plus all Pension and Retiree Medical Expenses.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, attorneys and other representatives of such Person.

“Required Information” means (i) all information that is required under paragraph 3 of Exhibit B to the Debt Financing Commitment (as in effect on the date of this Agreement) and (ii) other information customarily included in bank information memoranda, lender presentations and similar documents used to syndicate the Debt Financing which has been reasonably and promptly requested by the Buyer pursuant to Section 6.11(f)(iii) for inclusion in such materials prior to the commencement of the syndication process for the Debt Financing.

“Restricted Party” means (i) any entity or individual that is identified on any applicable official government asset freeze or economic sanctions list, including but not limited to the U.S. “Specially Designated Nationals and Blocked Persons” List (SDN List), the EU Consolidated List, and the UN Consolidated List; and (ii) any entity that is known by the Companies or its Subsidiaries to be owned or controlled by or acting on behalf of the foregoing, whether or not identified in any such list.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Sales and Use Taxes” means any sales and use taxes imposed by any U.S. state or local taxing jurisdiction, and for the avoidance of doubt (x) including taxes that are termed differently in any such jurisdiction (e.g., the Arizona transaction privilege tax, the Hawaii general excise tax, the Indiana gross retail tax) but that are commonly known and understood to be taxes in the nature of sales and use taxes and (y) excluding any taxes that are in lieu of a net income tax or gross receipts-based tax in any such jurisdiction (e.g., the Texas margins tax, the Ohio commercial activity tax).

“Separation Expenses” means all branding (and related marketing) or human resources system expenses paid or incurred by the Company and its Subsidiaries during the Free Cash Flow Period in connection with actions taken by the Company and its Subsidiaries at the request of the Buyer or its Affiliates to separate the Business from the operations of the Sellers and their Affiliates.

11

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Taxes” means (i) any and all Federal, state, local, foreign and other net income, gross income, gross receipts, transaction, hotel occupancy, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, unclaimed property remittance/escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any Liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transaction Expenses” means expenses of any Seller or their respective Affiliates (including, prior to the Closing, the Companies and their respective Subsidiaries) arising out of or relating to the transactions contemplated by this Agreement, including (i) all expenses related to the auction process and (ii) all transaction bonuses and other compensation (whether retention bonuses, change-of-control payments, parachute payments, bonus payments or similar items) payable as a result of or in connection with the transactions contemplated by this Agreement. Transaction Expenses do not include any fees and expenses included in Indebtedness.

“Transition Services Agreement” means the transition services agreement to be entered into as of the Closing Date by and between PBI and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit C.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“UK” means the United Kingdom.

“UK Employee Liabilities” means all Liabilities excluding the Assumed UK Employee Liabilities relating to any MLS Business Employee located in the UK arising from (i) any claim made or threatened by or on behalf of such person in relation to their employment or termination of employment in the period prior to Closing, whether arising out of any act or omission of PB UK or otherwise, and including any claim under Regulation 15 of TUPE, (ii) any claim made or threatened by or on behalf of such MLS Business Employee resulting from such person exercising or purporting to exercise their right under Regulation 4(7) or Regulation 4(9) of TUPE in connection with the transfer contemplated in this Agreement, whether arising before or at Closing, (iii) any claim made or threatened by or on behalf of such MLS Business Employee which arises out of any act or omission of PB UK or any Seller after Closing and (iv) any claim made or threatened by or on behalf of such MLS Business Employee resulting

12

from such person otherwise exercising or purporting to exercise a right to terminate their contract of employment without notice in acceptance of a repudiatory breach of contract by such person’s employer prior to Closing. UK Employee Liabilities shall include all Liabilities relating to any claim made or threatened by or on behalf of any person who is not an MLS Business Employee whose employment, or any rights or liability relating to such person’s employment or its termination, transfers or is alleged to transfer to the Buyer as a result of the operation of TUPE in connection with the matters contemplated in this Agreement, including Liabilities relating to matters arising prior to Closing, Liabilities arising on the termination or purported termination of such person’s employment by the Buyer at any time following Closing and the costs of employing such person prior to such termination provided that the Buyer shall terminate the employment of such person within four Business Days of becoming aware of the transfer or alleged transfer of such person to the Buyer.

“Withholding Taxes” means any Taxes required to be withheld from the Purchase Price under applicable Law.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Affected Employees	6.9(a)
Agreement	Preamble
Allocation Statement	2.5(a)
Assumed Liabilities	2.1(c)(i)
Balance Sheet	4.6(a)
Basket Amount	8.6(b)(ii)
Business Registered IP	4.14(a)
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer Restricted Territory	6.12(b)
Buyer Termination Fee	9.3(a)
Cap	8.6(b)(i)
Closing	2.3
Closing Date	2.3
Closing Statement	2.4(a)
Collective Bargaining Agreement	4.11(a)
Companies	Preamble
Company Plans	4.10(a)
Confidentiality Agreement	6.5
Debt Financing	5.4(b)
Debt Financing Commitment	5.4(b)
Disclosure Schedules	Article IV
DOD	6.6(c)
Domestic Leasehold Shared Spaces	4.14(d)
DSS	6.6(c)
Employee Plans	4.10(a)
13

Definition	Location

Environmental Laws	4.17(c)(i)
Equity Financing	5.4(b)
Equity Financing Commitment	5.4(b)
ERISA	4.10(a)
Estimated Purchase Price	2.4(a)
Excluded Assets	2.1(b)(ii)
Excluded Liabilities	2.1(c)(ii)
Final Adjustment Schedule	2.4(b)
Financial Statements	4.6(a)
Financing	5.4(b)
Financing Commitments	5.4(b)
FLSA	4.11(c)
Foreign Plan	4.10(i)
FTCA	4.8(a)
Fundamental Representations	8.1
Guarantors	Recitals
Hazardous Materials	4.17(c)(ii)
HIPAA	4.8(a)
HSR Act	1.1
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Independent Accountant	2.4(d)
Insurance Claim Amounts	6.14(a)
Insurance Policies	4.12
Interim Financial Statements	4.6(a)
International Leasehold Shared Spaces	4.14(d)
June Financial Statements	6.18
Losses	8.2
Material Contracts	4.18(a)
Material Customers	4.21
Mitigation Agreement	6.6(c)
MLS Business	Recitals
MLS Financial Statements	4.6(a)
MSG Business	Recitals
MSG/MLS Arrangements	2.1(b)(i)(B)
MSG/MLS Customer Deposits	2.1(b)(i)(L)
Non-Compete Period	6.12(a)
Objection Notice	2.4(c)
OSH Laws	4.11(d)
Owned Shared Spaces	4.14(d)
PB Canada	Preamble
PB UK	Preamble
PBGS	Preamble
PBGS Common Stock	Recitals
PBI	Preamble
14

Definition	Location

PBMS	Preamble
PBMS Common Stock	Recitals
PBMS/PBGS Business	Recitals
PCI-DSS	4.20(a)
Permits	4.8(c)
Potential Contributor	8.7
Preliminary June Financial Statements	4.6(d)
Related Parties	10.11
Release	4.17(c)(iii)
Restricted Territory	6.12(a)
Securities Act	5.8
Seller Guarantees	6.15
Seller Indemnified Parties	8.3
Seller Plans	4.10(a)
Sellers	Preamble
Shared MSA	6.4(d)
Shared Spaces	4.14(d)
Shares	Recitals
Straddle Period	6.10(f)
Tax Cost/Benefit	8.4(c)
Tax Losses	8.4(a)
Tax Proceeding	8.4(d)
Termination Date	9.1(c)
Third Party Claim	8.5(a)
Third Party IP	4.14(c)
Transferred Assets	2.1(b)(i)
Transferred Contracts	2.1(b)(i)(A)
WARN Act	4.11(c)

ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares and the Transferred Assets; Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a) PBI shall sell, assign, transfer, convey and deliver the Shares to the Buyer and the Buyer shall purchase the Shares from PBI.

(b) Each Seller shall sell, assign, transfer, convey and deliver to the Buyer all of such Seller’s right, title and interest as of the Closing Date in and to the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets.

(i) “Transferred Assets” means the following enumerated assets of the Sellers (other than the Excluded Assets), as they exist at the time of the Closing, to the extent

15

relating exclusively to, arising exclusively out of the operation of, used exclusively in or held exclusively for use in, the MSG Business and/or the MLS Business and as set forth in the schedules referenced below:

(A) all Contracts to which any Seller is a party or by which any Seller is bound that arise exclusively out of the operation of the MSG Business and/or the MLS Business, including those Contracts listed in Section 2.1(b)(i)(A) of the Disclosure Schedules, to the extent they exist as of the Closing (the “Transferred Contracts”);

(B) all rights (including rights of recovery and rights of set-off), claims, causes of action and demands under any arrangement or Contract to which any Seller is a party or by which any Seller is bound that arise exclusively out of the operation of the MSG Business and/or the MLS Business, including those arrangements listed in Section 2.1(b)(i)(B) of the Disclosure Schedules (such Contracts, the “MSG/MLS Arrangements”);

(C) all accounts receivable, notes receivable and other receivables due to any Seller (other than intercompany receivables) that arise exclusively out of the operation of the MSG Business and/or the MLS Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(D) all machinery, equipment, furniture, furnishings, leasehold improvements, parts, spare parts, vehicles and other tangible personal property owned by any Seller and used or held for use exclusively in the MSG Business and/or the MLS Business;

(E) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by any Seller and used or held for use exclusively in the MSG Business or the MLS Business;

(F) all telephone, telex and telecopier numbers used or held for use exclusively in the MSG Business and/or the MLS Business;

(G) (1) all assets reflected on the Balance Sheet (other than the assets of the Companies and their respective Subsidiaries) or the MLS Financial Statements and (2) all assets acquired by any Sellers since the date of the Balance Sheet or the MLS Financial Statements which, had they been held by any Seller on such date, would have been recorded or reflected on the Balance Sheet or the MLS Financial Statements, in the case of this subclause (2), to the extent relating exclusively to the MSG Business and/or the MLS Business;

(H) all Permits held by any Seller relating exclusively to the MSG Business and/or the MLS Business;

(I) all goodwill and going concern value and other intangible assets relating exclusively to the MSG Business and/or the MLS Business;

(J) all rights in respect of Leased Real Property relating exclusively to the MSG Business and/or the MLS Business;

16

(K) copies of any books, records, files, data, reports, plans, catalogs, sales and promotional materials and data brochures relating exclusively to the MSG Business and/or the MLS Business, in each case excluding any assets described in Section 2.1(b)(ii)(C);

(L) all credits, prepaid expenses, customer deposits, including those relating to co-op programs (the “MSG/MLS Customer Deposits”) and security deposits held by any Seller relating exclusively to the MSG Business and/or the MLS Business;

(M) all Intellectual Property and Business Information Technology owned, used or held for use by or for any Seller, in each case, relating exclusively to the MSG Business and/or the MLS Business, including the Intellectual Property set forth as “Transferred IP” in the schedules to the Intellectual Property Transfer and License Agreement;

(N) all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of any Seller to the extent relating exclusively to the MSG Business, the MLS Business and/or the Transferred Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of any Seller; and

(O) any other asset to the extent related exclusively to, used exclusively in or held for use exclusively in the MSG Business and/or the MLS Business.

For purposes of this Section 2.1(b), if an asset is used primarily in the MSG Business and/or the MLS Business and also by the Sellers or any of Sellers’ Affiliates but is of de minimis utility to the Sellers and their Affiliates (other than the Companies and their Subsidiaries), such asset shall be deemed to be exclusively related to or exclusively used or held for use in the MSG Business or the MLS Business.

(ii) Notwithstanding the provisions of Section 2.1(b)(i) or any provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, it is expressly understood and agreed that the Buyer is not purchasing the “Excluded Assets,” which means all assets of the Sellers, other than those assets relating exclusively to the MSG Business and/or the MLS Business specifically listed or described in Section 2.1(a)(i), including:

(A) any and all equity interests in any Person, other than PBMS, PBGS and their respective Subsidiaries;

(B) Cash;

(C) corporate books and records of internal corporate proceedings, Tax records, accounting records, work papers, internal reports and books; provided that (1) at or promptly following the Closing, the Sellers shall provide to the Buyer a copy of books and records related to the Business to the extent reasonably separable and, to the extent not reasonably separable, the portions thereof concerning the Business (subject to redactions of information not related to the Business) and (2) nothing in this Section 2.1(b)(ii)(C) shall limit any rights the Buyer or any of its Affiliates (including, from and after the Closing, the Companies and their respective Subsidiaries) may have under this Agreement or any of the

17

Ancillary Agreements to access any such books and records of the Sellers to the extent expressly provided for herein or therein;

(D) subject to Section 6.14, insurance policies and rights, claims or causes of action;

(E) all Intellectual Property set forth as “Licensed IP” in the schedules to the Intellectual Property Transfer and License Agreement;

(F) all rights, claims and causes of action relating to any Excluded Asset or Excluded Liability; and

(G) all rights of the Sellers under this Agreement and the Ancillary Agreements.

(c) The Buyer shall assume and pay, discharge, perform or otherwise satisfy the Assumed Liabilities.

(i) “Assumed Liabilities” means the following Liabilities (in each case other than the Excluded Liabilities), of any Seller or their respective Affiliates:

(A) without duplication, (I) all Liabilities of the MSG Business reflected or reserved against in the Financial Statements or the notes thereto and all Liabilities of the MLS Business reflected or reserved against in the MLS Financial Statements and (II) all other Liabilities of the MSG Business and the MLS Business incurred in the Ordinary Course prior to or after the date of the Balance Sheet;

(B) all Liabilities (excluding Taxes) arising out of or relating to the conduct or operation of the MSG Business and the MLS Business or the ownership or use of the Transferred Assets from and after the Closing;

(C) all Taxes attributable to the operation of the MSG Business and the MLS Business or the ownership or use of the Transferred Assets during a Post-Closing Tax Period and all Sales and Use Taxes (other than such Sales and Use Taxes indemnified by the Sellers under Section 8.4(a)) attributable to the operation of the MSG Business and the MLS Business or the ownership or use of the Transferred Assets;

(D) all Liabilities of any Seller under the Transferred Contracts arising on or following the Closing;

(E) all Assumed UK Employee Liabilities; and

(F) all Liabilities in respect of services rendered by the MSG Business and the MLS Business after the Closing.

(ii) Notwithstanding the provisions of Section 2.1(c)(i) or any provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, it is expressly understood and agreed that the Buyer shall not assume or be obligated to

18

pay, perform or otherwise discharge any “Excluded Liabilities,” which means any Liability of any Seller or their respective Affiliates other than the Assumed Liabilities, including any Liability:

(A) for any Indebtedness relating to the MSG Business or the MLS Business outstanding as of the Closing Date, other than Liabilities assumed in Section 2.1(c)(i);

(B) in accordance with the terms of Section 6.14, to the extent insured under any workers compensation Insurance Policy or qualified self-insurance plan, in each case maintained by the Sellers or their Affiliates prior to the Closing Date, pre-Closing occurrences, whether or not reported, that are subject to coverage under such Insurance Policies (it being understood that such coverage will be determined, in the case of any Insurance Policies in which the deductible is insured by the Sellers’ captive insurer, without giving effect to any deductible or self-retention amounts under such Insurance Policies);

(C) for any Taxes of any Seller or their respective Affiliates (other than the Companies and their Subsidiaries except to the extent the Buyer Indemnified Parties are indemnified for such Taxes pursuant to Section 8.4(a)) for any period, other than those Taxes assumed in Section 2.1(c)(i)(C);

(D) relating to or arising out of any Employee Plan or Company Plan and all UK Employee Liabilities, except as expressly assumed in this Agreement;

(E) incurred by Sellers or any of their Affiliates arising out of the transactions contemplated by this Agreement or the Ancillary Agreements;

(F) owing to any Seller or any of its Affiliates in connection with a Contract or arrangement that has or should have been terminated in accordance with Section 6.4(a); and

(G) arising out of or relating to an Excluded Asset.

Section 2.2 Payment of Estimated Purchase Price. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Shares and the Transferred Assets to the Buyer, at the Closing, the Buyer shall (a) pay the Estimated Purchase Price by wire transfer of immediately available funds in United States dollars to the account or accounts designated in writing by PBI at least two Business Days prior to the Closing Date and (b) assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment as provided in Section 2.4.

Section 2.3 Closing. The sale and purchase of the Shares and the Transferred Assets, and the assumption of the Assumed Liabilities, shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., local time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place, time or date as PBI and the Buyer may mutually agree in writing; provided, however, that

19

notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver, if permissible, of the conditions set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) any Business Day during the Marketing Period specified by the Buyer to PBI on no less than two Business Days’ prior written notice and (ii) the Business Day after the final day of the Marketing Period (the day on which the Closing takes place is referred to as the “Closing Date.”)

Section 2.4 Purchase Price Adjustments.

(a) No later than three Business Days prior to the anticipated Closing Date, PBI shall deliver to the Buyer a statement (the “Closing Statement”) setting forth in reasonable detail PBI’s good-faith estimate of the amount of (i) Funded Indebtedness, (ii) Adjusted Net Working Capital, (iii) Free Cash Flow, (iv) Pension and Retiree Medical Expenses, (v) Separation Expenses and (vi) the Purchase Price calculated taking into account the amounts in clauses (i)-(v) of this Section 2.4(a) (such amount in clause (vi) of this Section 2.4(a), the “Estimated Purchase Price”).

(b) No later than 90 days after the Closing Date, the Buyer shall deliver to PBI a statement (the “Final Adjustment Schedule”) showing a computation of each individual component of the Purchase Price, including the amount of (i) Funded Indebtedness, (ii) Adjusted Net Working Capital, (iii) Free Cash Flow, (iv) Pension and Retiree Medical Expenses and (v) Separation Expenses, determined in accordance with the principles outlined in Section 2.4(b) of the Disclosure Schedules. PBI and its Representatives shall have the right to examine the work papers of the accountants and other personnel preparing the Final Adjustment Schedule and the books and records of the Companies and their respective Subsidiaries relating to the Final Adjustment Schedule and to discuss the preparation of the Final Adjustment Schedule with the personnel of the Buyer and the Companies who participated in such preparation and the Buyer shall, and shall cause the Companies to, afford PBI and its representatives such access.

(c) If PBI objects to any item of the Final Adjustment Schedule prepared by the Buyer or the calculation of the Purchase Price, PBI shall give written notice to the Buyer prior to 5:00 p.m., New York time, on the 60th day after delivery thereof. PBI shall be deemed to have accepted the Final Adjustment Schedule and the computation of the Purchase Price proposed by the Buyer at 5:00 p.m., New York time, on the 60th day after delivery thereof, unless PBI has by then given the Buyer written notice of objection. Any such notice of objection (an “Objection Notice”) shall identify in reasonable detail the items and the amounts in dispute and the basis for each objection, and the Final Adjustment Schedule and the Purchase Price shall be deemed to have been accepted by PBI and shall not be subject to any further dispute, review or change, except for the items identified in the Objection Notice as disputed items. PBI and the Buyer shall use reasonable efforts to reach agreement with respect to the disputed items within 30 days after delivery of the Objection Notice (or within such longer period as may be agreed upon in writing by the parties).

(d) If PBI and the Buyer are unable to resolve any disagreement within such 30-day period, PBI and the Buyer shall engage Deloitte LLP, or another mutually agreeable

20

independent certified public accounting firm (the “Independent Accountant”), to resolve the issues from the Objection Notice that remain in dispute. The Independent Accountant’s services and authority to make a determination shall be limited in scope to the disputed issues and the amounts identified in the Objection Notice. The Independent Accountant shall apply accounting principles, in accordance with this Section 2.4, to the disputed issues, and shall have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. PBI and the Buyer shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant. The parties shall instruct the Independent Accountant to render its decision within 45 days after the engagement, and such decision shall be final and binding on the parties for all purposes under this Agreement. The fees and expenses of the Independent Accountant shall be borne by the Buyer and the Sellers in inverse proportion to the success of the Buyer, on the one hand, and the Sellers, on the other hand, with respect to the resolution of the items in dispute.

(e) Upon resolution of the Final Adjustment Schedule in accordance with Section 2.4(c) and Section 2.4(d), the Purchase Price shall be recalculated and the following adjustments made:

(i) If the Purchase Price as finally determined under this Section 2.4 is greater than the Estimated Purchase Price, then the Buyer shall pay or cause to be paid the applicable amount of such difference to the Sellers.

(ii) If the Purchase Price as finally determined under this Section 2.4 is less than the Estimated Purchase Price, then the Sellers shall pay or cause to be paid to the Buyer the amount of such difference.

(f) Amounts to be paid pursuant to Section 2.4(e) shall be payable within three Business Days of final resolution of the Final Adjustment Schedule pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(g) Any amounts to be paid pursuant to Section 2.4(e) shall be deemed to be, and each of the Sellers and the Buyer shall treat such payments as, an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

Section 2.5 Allocation of Purchase Price.

(a) The Buyer and the Sellers shall jointly allocate the final Purchase Price among the Transferred Assets, the PBGS Common Stock and the PBMS Common Stock. The final Purchase Price allocated to the Transferred Assets (and any assumed Liabilities as determined for U.S. federal income Tax purposes) will be jointly allocated by the Buyer and the Sellers among the Transferred Assets for all Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. A statement setting

21

forth such allocations (the “Allocation Statement”) shall be prepared by the Buyer. No later than 120 days after the Closing Date, the Buyer shall deliver the Allocation Statement to the Sellers (including, if required to be filed with the applicable Return, prepared Forms 8594 and any required exhibits thereto), for the Sellers review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed. The Buyer and the Sellers agree that there is no value attributable to the non-compete contained in Section 6.12, and accordingly, none of (or a de minimis) amount of the final Purchase Price shall be allocated to Section 6.12 non-compete for Tax purposes. No party hereto or any Affiliate thereof shall take any position inconsistent with this Section 2.5.

(b) In the event of a dispute between the Buyer and the Sellers relating to this Section 2.5, PBI or the Buyer may deliver to the other an Objection Notice specifying the nature and the amount of the dispute, and such dispute shall be resolved in the manner set forth in Section 2.4(d). The Buyer and the Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the allocations determined pursuant to this Section 2.5.

Section 2.6 Withholding Taxes

(a) . To the extent required by a change in applicable United States law or to the extent required by applicable foreign law, the Buyer shall withhold from the Purchase Price any and all amounts equal to any Withholding Taxes owed to any Governmental Authority as a result of the transactions contemplated by this Agreement; provided that, the Buyer will (i) provide the Sellers written notice of its intention to withhold at least five Business Days prior to the Closing (including the basis for the withholding obligation) and (ii) will cooperate in good faith with the Sellers’ reasonable endeavors to eliminate or reduce such withholding; provided further, that if the Sellers agree to indemnify the Buyer for any such withholding tax (including any interest and penalties and on an after-tax basis in accordance with Section 8.4(c)) and provide the Buyer with an unqualified written opinion from reputable legal or accounting counsel acceptable to the Buyer that no such withholding is necessary then the Buyer shall not withhold. If the Buyer withholds any amount from the Purchase Price pursuant to this Section 2.6, the Buyer agrees to pay over to the applicable Governmental Authority the amount required to be withheld and to promptly deliver to the Sellers evidence of payment and any withheld amounts remaining thereafter in the Buyer’s custody (including, without limitation, any withheld amounts subsequently refunded to the Buyer). The parties hereto agree that none of the MSG Business, the MLS Business or the Transferred Assets are “United States real property interests” within the meaning of section 897(c) of the Code, and therefore no withholding on the Purchase Price is required pursuant to section 1445 of the Code with respect to any portion of the Purchase Price allocated to the MSG Business, the MLS Business or the Transferred Assets.

Section 2.7 Consents to Certain Assignments.

(a) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any Transferred Asset or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which any Seller is a party or by which it is bound.

22

(b) The Sellers (with the reasonable cooperation of the Buyer) shall use their reasonable best efforts to obtain any consent or waiver required to assign to the Buyer any Transferred Asset prior to the Closing. If any such consent or waiver is not obtained prior to Closing and as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of any Seller thereunder so that the Buyer would not in fact receive all such rights, the Sellers and the Buyer shall use their reasonable best efforts to obtain such consent or waiver after the Closing Date, and to take such actions such that the Buyer would obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations under the same terms and for the same duration with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer. All reasonable out-of-pocket expenses of such cooperation and related actions shall be paid by the party incurring such expenses. The Sellers shall use reasonable best efforts to take all necessary actions to provide the Buyer the benefits of and enforce the Buyer’s rights with respect to such Transferred Asset under the same terms and for the same duration, and the Sellers shall promptly pay to the Buyer when received all monies received by the Sellers in respect of or related to such Transferred Asset.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby, jointly and severally, represents and warrants to the Buyer as follows as of the date of this Agreement and as of the Closing Date (except as otherwise specified herein):

Section 3.1 Organization. PBI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. PB UK is a company duly organized, validly existing and in good standing under the laws of the United Kingdom and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. PB Canada is a company duly organized, validly existing and in good standing under the laws of Canada and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Sellers is qualified or licensed to do business in each jurisdiction in which the ownership of its property or assets that impact the MSG Business and/or the MLS Business, or the conduct of the MSG Business and/or the MLS Business, requires such qualification or license, except for such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the MSG Business and the MLS Business.

Section 3.2 Authority. Each Seller has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been

23

duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which a Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Organizational Documents of such Seller, (ii) other than (x) in connection with an investigation under any applicable Antitrust Law relating to the transactions contemplated by this Agreement or (y) to the extent as would not impact the Business, conflict with or violate in any material respect any Law applicable to any Seller or by which any property or asset of any Seller is bound or affected, (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, approval or authorization of, or filing with or notification to, any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, result in any obligation or the loss of a benefit under, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional material rights or entitlements of any Person under any Transferred Contract or (iv) result in the creation of any Encumbrance on any of the Transferred Assets, except, in the case of clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, Encumbrances or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the MSG Business and the MLS Business, taken as a whole, or that arise as a result of any facts or circumstances created by the Buyer or any of its Affiliates.

(b) No Seller is required to file, seek or obtain any consents, permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or (iv) as may be necessary as a result of any facts or circumstances created by the Buyer or any of its Affiliates.

24

Section 3.4 Shares. PBI is the record and beneficial owner of the Shares, and has good and valid title to the Shares free and clear of any Encumbrance (other than Encumbrances created under applicable securities Laws). PBI has the right, authority and power to sell, assign and transfer the Shares to the Buyer. Upon delivery to the Buyer of certificates for the Shares at the Closing, the Buyer’s payment of the Purchase Price and registration of the Shares in the name of the Buyer in the stock records of the Companies, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer or created under applicable securities Laws. Other than the Shares, none of the Sellers or their respective Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, the Companies. Other than this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements, arrangements or understandings in effect with respect to the voting or transfer of the Shares.

Section 3.5 Transferred Assets; Transferred Contracts. This Agreement and the instruments and documents to be delivered by the Sellers to the Buyer at or following the Closing will transfer to the Buyer and/or its designated Affiliate, good, valid and marketable title to each of the Transferred Assets, subject to Section 2.7, and at the Closing, the Buyer and/or its designated Affiliates will acquire good, valid and marketable title to each of the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances created by the Buyer or its Affiliates).

Section 3.6 Brokers. Except for Goldman, Sachs & Co., the fees, commissions and expenses of which will be paid by PBI, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers.

Section 3.7 Exclusivity of Representations and Warranties. None of the Sellers or their respective Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III and Article IV, and the Sellers hereby disclaim any such other representations or warranties.

Section 3.8 Taxes.

(a) All income Tax Returns and all other material Returns required to have been filed by Sellers or any of their Affiliates with respect to the MSG Business, the MLS Business and the Transferred Assets have been prepared in accordance with all applicable Laws in all material respects, and timely filed (taking into account any extension of time to file granted or obtained). To the knowledge of the Sellers, all such Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

(b) All material Taxes owed by the Sellers or any of their Affiliates with respect to the MSG Business, the MLS Business and the Transferred Assets (whether or not shown on any Return), have been fully and timely paid and discharged, and adequate provision

25

has been made for any such material Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the Closing Date.

(c) No Seller or any of its Affiliates is the beneficiary of any extension of time within which to file any Return with respect to the MSG Business, the MLS Business or the Transferred Assets.

(d) There are no material Tax Encumbrances on the property or assets of the MSG Business, the MLS Business or the Transferred Assets (other than Permitted Encumbrances).

(e) No Seller or any of its Affiliates is a party to any Contract relating to the written sharing, allocation or indemnification of Taxes, or has any Liability for Taxes of any Person (other than a group the common parent of which is PBI) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Seller with respect to the MSG Business, the MLS Business and the Transferred Assets for any taxable period and no written request for any such waiver or extension is currently pending.

(g) To the knowledge of the Sellers, no audit or other proceeding by any Governmental Authority is pending (or threatened), no Governmental Authority has given written notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes against the Sellers or any of their Affiliates with respect to the MSG Business, the MLS Business and the Transferred Assets, and no claim has been made by any Governmental Authority in a jurisdiction where the Sellers do not file Returns with respect to a particular Tax that it is or may be subject to taxation by that jurisdiction with respect to such Tax, and all deficiencies for Taxes asserted or assessed against the Sellers with respect to the MSG Business, the MLS Business and the Transferred Assets have been fully and timely paid, settled or properly reflected in the Financial Statements. To the knowledge of the Sellers, none of the Sellers expect any taxing authority to assess any additional Taxes for any period for which Returns have been filed with respect to the MSG Business, the MLS Business or the Transferred Assets.

(h) The Sellers have each withheld (or will withhold) from their respective employees, independent contractors, creditors, shareholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws with respect to the MSG Business, the MLS Business and the Transferred Assets.

(i) None of the Sellers have engaged in any reportable transaction described in Treasury Regulation Section 1.6011-4.

26

(j) PBI is not a “foreign person” within the meaning of Section 1445 of the Code.

(k) None of the MSG Business, the MLS Business or the Transferred Assets are “United States real property interests” within the meaning of Section 897(c) of the Code.

(l) The Sellers have collected all material sales, use and value added taxes required to be collected with respect to the MSG Business, the MLS Business and the Transferred Assets, and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.

(m) To the knowledge of the Sellers, PBI shall not be required to reduce any Tax attributes of the Companies under Treasury Regulation Section 1502-36 as a result of any transaction contemplated under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE
COMPANIES AND THE BUSINESS

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Sellers hereby, jointly and severally, represent and warrant to the Buyer as of the date of this Agreement and as of the Closing Date (except as otherwise specified herein) as follows:

Section 4.1 Organization. Each of the Companies and its Subsidiaries is (a) a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing (to the extent such concept is recognized in its jurisdiction of organization) under the laws of its jurisdiction of organization, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted and (b) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification necessary, except, in the case of clause (b), for any such failures that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Companies and its Subsidiaries is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of the Business requires such qualification or license, except for such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of all of the Organizational Documents of each of the Companies and each of their respective Subsidiaries have been made available in the Data Room. None of the Companies or any of their respective Subsidiaries is in material violation of any material provision of its Organizational Documents.

Section 4.2 Authority. Each Company has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions

27

contemplated hereby and thereby. The execution, delivery and performance by each Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which a Company will be a party will have been, duly executed and delivered by such Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Company will be a party will constitute, the legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.3(a) of the Disclosure Schedules, the execution, delivery and performance by each Company of this Agreement and each of the Ancillary Agreements to which such Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Organizational Documents of such Company, (ii) other than in connection with an investigation under any applicable Antitrust Law relating to the transactions contemplated by this Agreement, conflict with or violate any Law applicable to the Companies or any of their respective Subsidiaries or by which any property or asset of the Companies or any of their respective Subsidiaries is bound or affected, (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, approval or authorization of, or filing with or notification to, any Person pursuant to, give to others any rights of termination, acceleration or cancellation of, result in any obligation or a loss of a benefit under, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, any material Contract, or (iv) result in the creation of any Encumbrance on any of the assets of the Companies or any of their Subsidiaries, except, (i) (x) in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business, taken as a whole or (y) in the case of clause (iv), for any such Encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or (ii) that arise as a result of any facts or circumstances created by the Buyer or any of its Affiliates.

(b) Neither Company nor any of their respective Subsidiaries is required to file, seek or obtain any consents, permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of or with any Governmental Authority in connection with the execution, delivery and performance by each Company of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust Law, (ii) for such filings as may be required

28

by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consents, permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations, would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or (iv) as may be necessary as a result of any facts or circumstances created by the Buyer or any of its Affiliates.

Section 4.4 Capitalization; Title to Assets.

(a) The authorized and outstanding capital stock of each Company and each of their respective Subsidiaries is as set forth in Section 4.4(a) of the Disclosure Schedules. All of each Company’s and their respective Subsidiaries’ issued and outstanding capital stock is validly issued, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of the Companies. There are no outstanding obligations, options, warrants, convertible securities, calls, preemptive rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any kind obligating the Sellers, the Companies or the Companies’ Subsidiaries relating to the capital stock of either Company or any of their respective Subsidiaries or obligating either Company or any of their respective Subsidiaries to issue, sell or otherwise transfer (upon conversion, exchange or otherwise), or purchase or otherwise receive (upon conversion, exchange or otherwise) any shares of capital stock of, or any other interest in, such Company or any of their respective Subsidiaries. There are no outstanding contractual obligations of either Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Company or to provide funds to, or make any investment in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements, arrangements or understandings in effect with respect to the voting or transfer of any of the capital stock of either Company or any of their respective Subsidiaries.

(b) Except as would not materially interfere with the ownership or use of such assets, the Companies and their respective Subsidiaries have good, valid and marketable title to all of the assets owned, leased or used by them, including all Business IP, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). Except as would not materially interfere with the ownership or use of such assets, all operating equipment of the Companies and their respective Subsidiaries is in good operating condition in accordance with industry practice, ordinary wear and tear excepted, free from known defects in construction or design, soundly and properly functioning and useable for its intended purpose in the Ordinary Course.

Section 4.5 Equity Interests. Except for the Subsidiaries listed in Section 4.4(a) of the Disclosure Schedules, none of the Companies or their respective Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) Correct and complete copies of (collectively, the “Financial Statements”) the (i) audited combined balance sheet of the PBMS/PBGS Business and MSG Business as at December 31, 2012 and December 31, 2011 and the related audited combined statements of

29

comprehensive income and combined cash flows for each of the periods then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Companies’ independent auditors, and (ii) the unaudited combined balance sheet of the PBMS/PBGS Business and MSG Business as at March 31, 2013 (the “Balance Sheet”), and the related combined statements of comprehensive income and combined cash flows for the three months ended March 31, 2013 (collectively referred to as the “Interim Financial Statements”) are attached hereto as Section 4.6(a)(ii) of the Disclosure Schedules. Each of the Financial Statements (x) has been prepared based on the books and records of the PBMS/PBGS Business and MSG Business, (y) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and (z) fairly presents, in all material respects, the combined financial position, results of operations and cash flows of the PBMS/PBGS Business and MSG Business as at the respective dates thereof and for the respective periods indicated therein, and include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the combined financial condition of the entities or business to which they relate as of the date thereof and, except as set forth in Section 4.6(a)(ii) of the Disclosure Schedules, meet the requirements, in all material respects, of Regulation S-X under the Securities Act of 1933, and subject, in the case of the Interim Financial Statements, to the absence of notes and normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. In addition, an unaudited statement of key balance sheet accounts as at June 30, 2013 and a statement of income of the MLS Business for the period ended June 30, 2013 (the “MLS Financial Statements”) is attached hereto as Section 4.6(a) of the Disclosure Schedules. The MLS Financial Statements fairly present, in all material respects, as determined in accordance with the Companies’ accounting policies and GAAP, the key balance sheet accounts and statement of income of the MLS Business as at the date thereof and for the period indicated therein.

(b) PBI and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended) designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of the financial statements of PBI and its Subsidiaries (including the Companies and their Subsidiaries) for external purposes in accordance with GAAP. PBI has disclosed, based on its most recent evaluation of the internal control over financial reporting prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the internal control over financial reporting which are reasonably likely to adversely affect PBI’s and its Subsidiaries’ (including each Company’s and their respective Subsidiaries’) ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PBI’s and its Subsidiaries’ (including each Company’s and their respective Subsidiaries’) internal control over financial reporting.

(c) There are no Liabilities of the Business of a nature required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP, other than any such Liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto and the MLS Financial Statements, (ii) incurred since March 31, 2013 in the Ordinary Course, (iii) for Taxes or (iv) that are not individually or in the aggregate material to the Business, the Companies and their respective Subsidiaries, taken as a whole.

30

(d) The unaudited balance sheet of the PBMS/PBGS Business and MSG Business as at June 30, 2013, and the unaudited statement of profit and loss of the Business for the three months ended June 30, 2013 (the “Preliminary June Financial Statements”) are attached hereto as Section 4.6(d) of the Disclosure Schedules. The Preliminary June Financial Statements (i) have been prepared based on the books and records of, (x) with respect to the unaudited balance sheet, the PBMS/PBGS Business and MSG Business and (y) with respect to the unaudited statement of profit and loss, the Business, and (ii) fairly present, in all material respects, as determined in accordance with the Companies’ accounting policies and, subject to the exceptions set forth in Section 6.18 of the Disclosure Schedules, GAAP, the financial position and results of operations of the PBMS/PBGS Business and MSG Business and of the Business, respectively, as at the date thereof and for the period indicated therein.

Section 4.7 Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Disclosure Schedules, since March 31, 2013 through the date of this Agreement, the Business has been conducted, in all material respects, in the Ordinary Course, and none of (x) the Companies or their Subsidiaries or (y) solely to the extent as has had or would reasonably be expected to have a material impact on the Business, the Sellers has:

(a) sold, assigned, transferred, acquired or leased any material assets or properties (including any Transferred Assets) except in the Ordinary Course;

(b) created, incurred, assumed or guaranteed any Indebtedness or mortgaged, pledged or subjected to any Encumbrance of any nature whatsoever (other than a Permitted Encumbrance) on any material assets or properties of the Business;

(c) made or suffered any termination, cancellation, non-renewal or material amendment to any Material Contract or Transferred Contract to which it is a party or by which it is bound;

(d) canceled, modified or waived any material debts or claims held by it or waived any material rights, in each case, other than in the Ordinary Course;

(e) suffered any damage, destruction or loss, whether or not covered by insurance, that has or is reasonably expected to materially, adversely affect the Business, or its operations, assets, properties or prospects;

(f) (i) increased the salaries or other compensation of any Key Employee or any officer, (ii) made any increase in, or any additions to, other benefits to which any Key Employee or any officer may be entitled, or (iii) made any advance or loan to any employee of the Business or any officer, except for advances made in the Ordinary Course;

(g) committed to make any capital expenditure (including any capitalized lease transaction), other than capital expenditures that are required for the Business to not breach its obligations under its customer Contracts;

(h) materially changed any of the accounting principles, policies or practices followed by it, except as required by Law or GAAP; or

31

(i) entered into any agreement or made any commitment to take any of the types of actions described in subparagraphs 4.7(a) through 4.7(h) above.

Section 4.8 Compliance with Law; Permits.

(a) Except as set forth in Section 4.8(a) of the Disclosure Schedules, the Business is and, since June 30, 2010, has been operated, and each Company and each of its respective Subsidiaries, and, solely to the extent impacting the Business, each Seller, has owned, used, operated and maintained its properties, rights and assets in compliance in all material respects with all Laws applicable to it (including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their final implementing regulations (together, “HIPAA”); Section 5 of the Federal Trade Commission Act (“FTCA”); U.S. state Laws concerning the privacy and security of, and notification of breaches involving, Personally Identifiable Information; and the European Union Data Protection Directive 95/46.

(b) None of the Companies or any of their respective Subsidiaries, nor, solely to the extent impacting the Business, the Sellers, nor, to the Knowledge of the Companies, any of their respective directors, officers, managers, employees or members has directly or indirectly (i) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, private or public, regardless of what form, whether in money, property, or services in violation of Law, including the Foreign Corrupt Practices Act, the UK Bribery Act, 2010, or similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable or (ii) established or maintained any fund or asset that has not been recorded in the books and records of such party for an illegal purpose.

(c) The Sellers, the Companies and each Company’s Subsidiaries are in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of any Governmental Authority necessary for the operation of the Business as currently conducted (the “Permits”). The Companies, each Companies’ respective Subsidiaries, and solely to the extent impacting the Business, the Sellers, are in material compliance with the requirements, terms and conditions of such Permits and have timely filed for renewal of any material Permits.

(d) Except as has not been and would not reasonably be expected to be material to the Business, the Companies and their Subsidiaries, taken as a whole, (i) none of the Companies or any of their respective Subsidiaries, or to the extent impacting the Business, the Sellers, has received any notification or communication from any Governmental Authority threatening to revoke, suspend or cancel any Permit held by the Companies or any of their Subsidiaries or necessary for the operation of the Business and (ii) no event has occurred, and no condition or circumstance exists, that reasonably would be expected to (with or without notice or lapse of time or both) (x) constitute or result, directly or indirectly, in a violation of or a failure to comply with any term or requirement of any such material Permit, or (y) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation termination or modification of any such material Permit.

32

(e) None of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, and none of their respective directors or officers, or, to the Knowledge of the Companies, its shareholders, employees or agents, is a Restricted Party. To the Knowledge of the Companies, none of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, maintains or conducts, and since June 30, 2010 has not maintained or conducted, any business, investment or other dealing, directly or indirectly, with any Restricted Party.

Section 4.9 Litigation.

(a) Except as set forth in Section 4.9 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Companies, threatened by or against (i) any of the Companies or any of their respective Subsidiaries, (ii) solely to the extent impacting the Business, the Sellers, (iii) any assets, rights or properties used in the Business or (iv) any officer or director of any of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, in each case, that (A) involves a claim reasonably likely to result in Liability in excess of $150,000, (B) seeks injunctive relief, (C) alleges any criminal action or inaction or (D) is reasonably be likely to prevent, materially delay or preclude the performance by the Sellers or the Companies of their respective obligations under this Agreement.

(b) None of the Companies or any of their respective Subsidiaries nor, solely to the extent impacting the Business, the Sellers, is subject to any Order that, individually or in the aggregate, has been or would reasonably be expected to be material to the Business, the Companies and their respective Subsidiaries, taken as a whole. Since June 30, 2010, there have been no material judgments entered against the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedules sets forth (i) a list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, supplemental unemployment, deferred compensation, retiree medical or life insurance, pension, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, including UK pension or retirement benefit plans, that are maintained, contributed to or sponsored by any Seller or any of the Companies or their respective Subsidiaries for the benefit of any current or former employee, officer or director of any of the Companies or their respective Subsidiaries (or current or former employees of PB UK to the extent that they are or have been employed in the MLS Business) and (ii) a list of all employment, termination, severance, retention, change in control, transaction and similar Contracts and all other Contracts or arrangements pursuant to which any Seller, or any of the Companies or their respective Subsidiaries currently has any material obligation with respect to any current or former employee, officer or director of the Business or any of the Companies or their respective Subsidiaries (or current or former employees of PB UK to the extent that they are or have been employed in the MLS Business) (collectively, the “Employee Plans”). Section 4.10(a) of the Disclosure Schedules separately identifies each Employee Plan sponsored solely

33

by one or more of the Companies and/or any of their respective Subsidiaries (collectively, the “Company Plans”). The Employee Plans that are not Company Plans are referred to herein as the “Seller Plans”). The Companies have made available in the Data Room, as applicable, (w) a true and complete copy of such Employee Plan (including the most recent documents constituting such Employee Plan and all amendments thereto), (x) all current summary plan descriptions, as applicable, (y) the most recent determination or opinion letter from the IRS and the most recent Form 5500 and attached schedules with respect to any Employee Plan, and (z) any related trust agreement or agreement with respect to any other funding medium.

(b) (i) Each Company Plan has been established and maintained in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA, the Code, and equivalent legislation in the UK, (ii) each of the Companies and its Subsidiaries (and the Sellers, to the extent solely related to the Business) has performed all material obligations required to be performed by it under any Employee Plan and is not in default under or in material violation of any Company Plan, and (iii) except as set forth in Section 4.10(b) of the Disclosure Schedules, no Action (other than claims for benefits in the Ordinary Course) is pending or, to the Knowledge of the Companies, threatened in writing with respect to any Company Plan by any current or former employee, officer or director of any of the Companies or their respective Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Companies, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d) No Company Plan is subject to Title IV of ERISA or Section 412 or 430 of the Code. The Sellers, their Subsidiaries and any employer that would be considered a single employer with the Sellers under Sections 414(b), (c), (m) or (o) of the Code have not, at any time, withdrawn from a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in any unsatisfied Liability of the Companies or any of their respective Subsidiaries, including the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA.

(e) None of the Companies or any of their respective Subsidiaries nor, solely to the extent impacting the Business, the Sellers, is a party to any Contract or arrangement that could, directly result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from the Companies or any of their respective Subsidiaries or, solely to the extent impacting the Business, the Sellers, with respect to any

34

excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(f) All Liabilities or expenses of the Companies or any of their respective Subsidiaries with respect to any Company Plan which have not been paid, have been properly accrued on the Financial Statements in compliance with GAAP in all material respects. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Plan, or in accordance with applicable Law, as of the date hereof have been timely made or reflected on the Financial Statements in accordance with GAAP in all material respects.

(g) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code and the final regulations and other legally binding guidance issued thereunder.

(h) None of the Companies or any of their respective Subsidiaries nor, solely to the extent impacting the Business, the Sellers, has a plan, Contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Company Plan.

(i) With respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (each, a “Foreign Plan”): (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Authority involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), Actions against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) the transactions contemplated by this Agreement and the Ancillary Agreements, by themselves or in conjunction with any other transactions, will not result in any material Liability, accelerated payment or any enhanced benefits with respect to any Foreign Plan; and (v) all Liabilities with respect to each Foreign Plan have been funded in accordance with the terms of such Foreign Plan and have been properly reflected in the Financial Statements in all material respects.

(j) The Companies have made available to the Buyer in the Data Room, in relation to each MLS Business Employee who is located in the UK, particulars of such MLS Business Employee’s job title, job level/band/salary grade; date of commencement of continuous employment; current remuneration; part-time or full-time status; office location; entitlement to benefits; car or car allowance; target annual bonus, incentive or commission; LTI amount and entitlement to employer and employee pension contributions.

35

Section 4.11 Labor and Employment Matters.

(a) None of the Companies or any of their respective Subsidiaries, nor, solely to the extent impacting the Business, any of the Sellers, is a party to any labor agreement or collective bargaining agreement, trade union agreement, works council agreement, labor contract or other contract with a labor union (each a “Collective Bargaining Agreement”), nor is it subject to any trade union bargaining rights or certification, whether by operation of Law or by voluntary recognition, and (i) in the past three years, no labor union or group of employees of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, has sought to organize any employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Companies or their Subsidiaries or the Sellers or their Affiliates or filed a petition for recognition with any Governmental Authority; (ii) none of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, any of the Sellers, is negotiating with any labor union, works council union, trade union, or other bargaining agent or representative; and (ii) in the past three years there have been no lockouts, strikes, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption pending or threatened by or with respect to any employees of the Business.

(b) To the Knowledge of the Companies, each of the employees of the Business has all work permits, immigration permits, visas, or other authorizations required by Law for such employee given the duties and nature of such employee’s employment.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) since June 30, 2010, each person or entity classified by the Companies or their Subsidiaries, or, with respect to the Business, the Sellers or their respective Affiliates, as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is properly classified under all governing Laws, and the Companies and their Subsidiaries have fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable Laws; (ii) since June 30, 2010, each employee classified as “exempt” from overtime under the Fair Labor Standards Act (“FLSA”) and any state Laws governing wages, hours, and overtime pay has been properly classified as such, and none of the Companies or any of their respective Subsidiaries, nor, solely to the extent impacting the Business, any of the Sellers or any of their respective Affiliates, has incurred any Liabilities under the FLSA or any state wage and hour Laws; (iii) since June 30, 2010, each employee not subject to the FLSA has been properly categorized according to applicable Law, and has been paid overtime wages consistent with applicable Law; (iv) since June 30, 2010, none of the Companies or any of their respective Subsidiaries, or solely to the extent impacting the Business, any of the Sellers, has (A) failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification (“WARN Act”) or any state or local Laws, or any applicable Law for employees outside the United States, regarding the termination or layoff of employees, or (B) incurred any unsatisfied Liability under such Laws; (v) each of the Companies and their respective Subsidiaries, and, solely to the extent impacting the Business, the Sellers, is and since June 30, 2010 has been, in compliance with all applicable Laws relating to labor and employment, including all Laws relating to employment practices; the hiring, promotion,

36

assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work; payment of wages; immigration; workers’ compensation; employee benefits; working conditions; occupational safety and health; privacy; equal pay; background checks; criminal and arrest records, whistleblowing; family and medical leave; and data privacy and data protection; (vi) except as set forth in Section 4.11(c) of the Disclosure Schedules, there are no pending or, to the Knowledge of the Companies, threatened, Actions, charges, grievances or unfair labor practice charges against the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, brought by or on behalf of any applicant for employment, current or former employee, representative, agent, consultant, independent contractor, subcontractor, leased employee, volunteer, or “temp” of the Companies or their Subsidiaries, or, solely to the extent impacting the Business, the Sellers, or any group or class of the foregoing, or any Governmental Authority alleging violations of any Law, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; and (vii) no individual has been improperly excluded from, or wrongly denied or under paid benefits under, any Employee Plans.

(d) The Sellers and the Companies have made available in the Data Room all Orders, fines, charges, assessments and inspection reports under applicable occupational safety and health legislation (“OSH Laws”) together with the minutes of the Companies’ or their respective Subsidiaries’, or solely to the extent impacting the Business, the Sellers, joint health and safety committee meetings since June 30, 2012. To the Knowledge of the Companies, there are no charges pending under any OSH Laws. The Companies and their respective Subsidiaries and, solely to the extent impacting the Business, the Sellers, have complied in all material respects with any Orders issued against any of the Companies or their respective Subsidiaries or the Business, under all OSH Laws and there are no appeals of any Orders under any OSH Laws currently outstanding.

Section 4.12 Insurance. Section 4.12 of the Disclosure Schedules sets forth a true and complete list as of the date hereof of all material insurance policies in force with respect to the Companies, the Companies’ Subsidiaries and the Business (the “Insurance Policies”). Except as would not impact the Business, each of the Insurance Policies is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Except as would not have a material impact on the Business, all premiums that are due and payable on such Insurance Policies have been paid. None of the Companies or any of their respective Subsidiaries, nor, solely to the extent impacting the Business, the Sellers, is in default in any material respect of its obligations contained in any such Insurance Policy, nor has there been any failure to give any notice or present any material claim under any such Insurance Policy in due and timely fashion. As of the date hereof, no notice of cancellation or nonrenewal of any such Insurance Policy has been received by any of the Sellers, the Companies or the Subsidiaries of the Companies.

37

Section 4.13 Real Property.

(a) None of the Companies or their respective Subsidiaries owns any real property.

(b) Section 4.13(b) of the Disclosure Schedules sets forth a correct and complete list of the street address of each parcel of Leased Real Property in which one of the Companies, a Subsidiary of one of the Companies or, solely to the extent impacting the Business but excluding the Shared Spaces, the Sellers, has a leasehold interest, and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Each Company, Subsidiary or Seller set forth in Section 4.13(b) of the Disclosure Schedules has a valid leasehold estate in all Leased Real Property listed opposite such Person’s name in Section 4.13(b) of the Disclosure Schedules, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) With respect to each Leased Real Property, none of the Companies or any of their respective Subsidiaries or, solely to the extent impacting the Business, the Sellers, leases, licenses or grants any occupancy right in respect of such Leased Real Property to any other Person, except with respect to the Shared Spaces and as set forth in Section 4.13(c) of the Disclosure Schedules.

(d) Section 4.13(d) of the Disclosure Schedules sets forth a correct and complete list of those parcels of real property (the “Shared Spaces”) at which employees and/or other resources of both the Business and PBI (or an Affiliate of PBI other than the Companies and their respective Subsidiaries) are co-located as well as, with respect to each such Shared Space (i) the location of the Shared Spaces, (ii) the approximate square footage of (A) the Shared Space, and (B) the portion of such Shared Space occupied by the Business, (iii) the current monthly rent allocation paid by the Business or PBI (or an Affiliate of PBI), as applicable, for use of the Shared Space, (iv) the number of parking spaces allocated to the Business or PBI (or Affiliate of PBI) located in the Shared Space. The Shared Spaces located in properties in the United States which are leased by the Business or PBI (or an Affiliate of PBI) will be referred to as the “Domestic Leasehold Shared Spaces,” the Shared Spaces located in properties outside the United States which are leased by the Business or PBI (or an Affiliate of PBI) will be referred to as the “International Leasehold Shared Spaces” and the Shared Spaces located in properties owned by PBI (or an Affiliate of PBI) will be referred to as the “Owned Shared Spaces.”

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedules sets forth a correct and complete list of all registered Marks and pending applications for registration of Marks, Patents and pending applications for Patents, and registered Copyrights and all pending applications for registration of Copyrights, in each case, owned by any of the Companies or their respective Subsidiaries and used in or held for use in connection with the Business as of the date hereof (“Business Registered IP”). The Companies and their respective Subsidiaries own, on an exclusive basis, all Business Registered IP.

38

(b) The Companies and their respective Subsidiaries own or have a valid license to use, all of the Business Material IP. Except as set forth in Section 4.14(b) of the Disclosure Schedules, immediately following the Closing, the Business Material IP will be owned, licensed or otherwise available for use by the Companies and their respective Subsidiaries, as applicable, on materially the same terms and conditions as exist as of the date hereof. All Business Registered IP has been duly registered in, filed in, or issued by the United States Patent and Trademark Office, the United States Copyright Office, or an appropriate offices of other jurisdictions (foreign and domestic), and all such Business Registered IP (except with respect to pending applications) is valid and subsisting. No Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP have been paid.

(c) None of the products or services, except third party materials and Intellectual Property included in such products or services (“Third Party IP”) distributed, provided, sold or offered by the Business and/or Business Registered IP infringes upon or misappropriates any Intellectual Property rights, of any third party and, to the Knowledge of the Companies, none of the Third Party IP included in such products or services infringes upon or misappropriates any such Intellectual Property rights. None of the Companies or their respective Subsidiaries or, solely to the extent impacting the Business, the Sellers has received since June 30, 2010 any written notice asserting that any such infringement or misappropriation has occurred where such assertion, if true, would have a Material Adverse Effect. To the Knowledge of the Companies, no third party is misappropriating or infringing any Intellectual Property material to the Business. There is no Action pending or, to the Knowledge of the Companies, threatened against any of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, any of the Sellers: (i) alleging any infringement, misappropriation, dilution or other violation of any third party’s Intellectual Property; or (ii) challenging or limiting the Companies’, their respective Subsidiaries’ or, solely to the extent impacting the Business, the Sellers’, ownership or use of, or the validity or enforceability of, any Business Material IP, except for administrative office actions issued by the United States Patent and Trademark Office, the United States Copyright Office, or an appropriate office of other jurisdictions (foreign and domestic) during the prosecution of the Business Material IP.

(d) (i) The Companies and their respective Subsidiaries, and, solely to the extent impacting the Business, the Sellers have a practice of securing written assignments from employees, consultants and contractors who contribute or may have contributed to the creation or development of any of the Intellectual Property material to the Business, as applicable, of the rights to such contributions that the Companies, their respective Subsidiaries or, solely to the extent impacting the Business, the Sellers do not already own by operation of Law, except where the failure to secure such assignments would not be material to the conduct of the Business; and (ii) to the Knowledge of the Companies, no inventor listed on any Patents comprising Business Registered IP is under any obligation to assign its rights in such Patents to a former employer, person, or entity, nor is the validity of any such Patents affected by the prior employment of any such inventor. Except as set forth on Section 4.14(d) of the Disclosure Schedule, no Business Material IP is the subject of an exclusive out-going license agreement and, to the Knowledge of the Companies, none of the Business Material IP is the subject of any mandatory joint ownership obligations to any third parties.

39

(e) No Proprietary Information owned by any of the Companies or any of their respective Subsidiaries, or, with respect to the Business, any of the Sellers or any of their respective Affiliates, has been authorized to be disclosed or actually disclosed to any employee or third party other than pursuant to a non-disclosure agreement or other confidentiality obligation that protects the proprietary interests in and to such Proprietary Information, where such disclosure would have a Material Adverse Effect. The Companies and their respective Subsidiaries, and, solely to the extent impacting the Business, the Sellers, have taken commercially reasonable measures, which shall be at least as restrictive as industry standard, to protect the confidentiality of the Companies’ and their respective Subsidiaries’ Proprietary Information, and there has been no unauthorized disclosure of such Proprietary Information, except where the failure to take such measures or such unauthorized disclosures would not be material to the conduct of the Business. To the Knowledge of the Companies, no such entity is in breach, violation or default of any non-disclosure or confidentiality agreements.

(f) Except as set forth in Section 4.14(f) of the Disclosure Schedules, none of the Companies or their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, is under an obligation to deliver or license the source code for any computer software that is material to the Business to any escrow agent or other Person who is not an employee or contractor of the Companies or their respective Subsidiaries. The transactions contemplated by this Agreement and each of the Ancillary Agreements will not obligate any of the Companies or their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, to deliver or license any source code for any computer software that is included in the Business Material IP to any other third parties. Except as set forth in Section 4.14(f) of the Disclosure Schedules, to the Knowledge of the Companies, Business Material IP does not include any open source software subject to any Copyleft licenses or distribution models similar to GNU’s General Public License (Version 2 or Version 3) (GPL) or Lesser GPL (Version 2.1) (LGPL).

(g) Except as set forth in Section 4.14(g) of the Disclosure Schedules, the Companies or their respective Subsidiaries own or as of the Closing will own on an exclusive basis, free and clear of all Encumbrances other than Permitted Encumbrances, validly license or otherwise possess legally enforceable rights to use, all the Business Information Technology necessary for use in the conduct of the Business as currently conducted, except where the failure to own, license or possess such rights would not be material to the conduct of the Business. Such Business Information Technology operates and performs in all material respects as currently contemplated, except where the failure to operate or perform would not be material to the conduct of the Business. The Companies and their respective Subsidiaries, and, solely to the extent impacting the Business, the Sellers, have commercially reasonable protocols and procedures in place which regularly monitor for viruses and other malicious code affecting the Business Information Technology. Since June 30, 2010, to the Knowledge of the Companies, no such viruses or malicious code have affected the Business Information Technology in such a manner that has caused (or threatened to cause) a material disruption of the Business or a material loss or material unauthorized disclosure of any confidential data included or stored in the Business Information Technology that, in each case, has not been remedied fully in all material respects. The Companies and their respective Subsidiaries, and, solely to the extent impacting the Business, the Sellers, have implemented and maintain commercially reasonable backup, security and disaster recovery technology and procedures consistent with reasonable information technology security practices for a company of the size and nature of the Companies

40

and their respective Subsidiaries, taken as a whole (and after giving effect to the transactions contemplated hereby), at least consistent with applicable industry standards.

Section 4.15 Sufficiency of Assets. Except as set forth in Section 4.15 of the Disclosure Schedules, the Transferred Assets and the assets of the Companies and their respective Subsidiaries, after giving effect to the transactions contemplated by this Agreement, together with the Buyer’s rights under this Agreement and the Ancillary Agreements, including the services to be provided pursuant to the Transition Services Agreement and the agreements to be entered into with respect to the real property set forth in Section 4.13(d) of the Disclosure Schedules, comprise the assets, properties, Contracts and services required to operate the Business in substantially the same manner as such operations have been conducted in all material respects as of the date of this Agreement. Except as set forth in Section 4.15 of the Disclosure Schedules, no Affiliate of any Seller owns or holds any material Transferred Asset.

Section 4.16 Taxes.

(a) All income Tax Returns and all other material Returns required to have been filed by or with respect to the Companies or their respective Subsidiaries have been prepared in accordance with all applicable Laws in all material respects, and timely filed (taking into account any extension of time to file granted or obtained). To the Knowledge of the Companies, all such Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b) All material Taxes owed by or with respect to the Companies and their respective Subsidiaries (whether or not shown on any Return) have been fully and timely paid and discharged, and adequate provision has been made for any such material Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the Closing Date.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedules, none of the Companies or their respective Subsidiaries is the beneficiary of any extension of time within which to file any Return.

(d) There are no material Tax liens on the property or assets of the Companies or their respective Subsidiaries (other than Permitted Encumbrances).

(e) None of the Companies or their respective Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, or has any Liability for Taxes of any Person (other than a group the common parent of which is PBI) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(f) Except as set forth in Section 4.16(f) of the Disclosure Schedules, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Companies or their respective Subsidiaries for any taxable period and no written request for any such waiver or extension is currently pending.

41

(g) To the Knowledge of the Companies, no audit or other proceeding by any Governmental Authority is pending, no Governmental Authority has given written notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes against the Companies or their respective Subsidiaries, and except as set forth in Section 4.16(g) of the Disclosure Schedules, no claim has been made by any Governmental Authority in a jurisdiction where the Companies or their respective Subsidiaries does not file Returns with respect to a particular Tax that it is or may be subject to taxation by that jurisdiction with respect to such Tax, and all deficiencies for Taxes asserted or assessed against the Companies or their respective Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements. To the Knowledge of the Companies, none of the Companies or their respective Subsidiaries expects any taxing authority to assess any additional Taxes for any period for which Returns have been filed.

(h) The Companies and their respective Subsidiaries and, solely to the extent related to the Business, the Sellers, have each withheld (or will withhold) from their respective employees, independent contractors, creditors, shareholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(i) None of the Companies or their respective Subsidiaries have agreed, or is required, to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Companies or their respective Subsidiaries, and no Governmental Authority has initiated or proposed any such adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Companies or their respective Subsidiaries). To the Knowledge of the Companies, none of the Companies or their respective Subsidiaries will be required to include in post-Closing income any amount resulting from a change in accounting method, closing agreement pursuant to Section 7121 of the Code, installment sale, a prepaid amount, intercompany transaction or excess loss account or similar type of adjustment.

(j) No cancellation or transfer of any intercompany debt will result in any material income, gain, loss or deduction to the Companies or their respective Subsidiaries.

(k) Except as set forth in Section 4.16(k) of the Disclosure Schedules, none of the Companies or their respective Subsidiaries have engaged in any reportable transaction described in Treasury Regulation Section 1.6011-4.

(l) None of the Companies or their respective Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to be or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) None of the Companies or their respective Subsidiaries are or have ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

42

(n) Except as set forth in Section 4.16(n) of the Disclosure Schedules, the Companies and their respective Subsidiaries have collected all material sales, use and value added taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.

(o) The representations and warranties contained in Section 3.8 and Section 4.16 are the only representations and warranties being made with respect to Taxes. For the avoidance of doubt, none of the Sellers, PBI, or the Companies make any representation or warranties concerning the amount of, or the Buyer’s ability to utilize or otherwise benefit from any particular Tax attribute of any of the Companies or their respective Subsidiaries or the Business. PBI and the Sellers shall have no liability for or indemnification obligation to any Buyer Indemnified Party for a breach of the representations and warranties contained in Section 3.8 or Section 4.16.

Section 4.17 Environmental Matters.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules and except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no Release or, to the Knowledge of the Companies, threatened Release of any Hazardous Materials at, on, under or from the Leased Real Property, the Transferred Assets, any other property currently or formerly owned, leased or operated by any of the Companies or their respective Subsidiaries or any predecessor in interest or used in connection with the Business.

(b) The Companies have made available in the Data Room all environmental assessments, audits and other material environmental documents relating to the Leased Real Property, the Transferred Assets, or the Business to the extent such materials are in the possession, custody and control of the Sellers or any of their Affiliates (including the Companies or any of the Companies’ Subsidiaries).

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of the environment, natural resources or the safety or health of human beings or other living organisms (with respect to exposure to Hazardous Materials).

(ii) “Hazardous Materials” means any pollutant, contaminant, hazardous substance, hazardous waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, PCBs, radioactive material, or other compound, element, material or substance in any form whatsoever (including products), in each case regulated, restricted or addressed by or under any Environmental Law.

(iii) “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

43

Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Disclosure Schedules contains a correct and complete list, as of the date hereof, of the following Contracts to which the Companies or any of their respective Subsidiaries is a party, or by which any of the assets or properties of the Business are bound (such Contracts, together with the Contracts for the Leased Real Property, as described in this Section 4.18(a) being “Material Contracts”):

(i) all Contracts for the provision of services to the customers of the Business that (A) generated revenues in the year ended December 31, 2012 in excess of $2,000,000 or (B) are reasonably expected to generate revenues in fiscal year 2013 in excess of $2,000,000;

(ii) all Contracts, other than Contracts with customers, pursuant to which the Business (A) paid or received more than $2,000,000 in the year ended December 31, 2012 or (B) reasonably expects to pay or receive more than $2,000,000 in fiscal year 2013;

(iii) all joint venture, partnership, alliances or similar agreements or arrangements;

(iv) all Contracts (other than intercompany agreements to be terminated at or prior to the Closing) relating to Indebtedness of any of the Companies or their respective Subsidiaries in excess of $1,000,000;

(v) all Contracts that limit or purport to limit the ability of the Business (assuming the Business was operated globally) to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi) all Contracts with Material Customers that grant the other party or any third person “most favored nation” status or any type of special discount rights;

(vii) all Contracts pursuant to which any of the Companies or any of their respective Subsidiaries is subject to any “take or pay clauses” or minimum volume requirements;

(viii) all Contracts entered into since June 30, 2010 relating to the disposition or the sale of any assets, properties or rights of the Business having a fair market value greater than $1,000,000 other than the sale of services or products in the Ordinary Course;

(ix) all Contracts regarding Business Material IP; and

(x) all other Contracts that are material to the Business, taken as a whole.

(b) Except as set forth in Section 4.18(b) of the Disclosure Schedules, each Material Contract and each Contract with a Material Customer is valid and binding on the applicable Company or Subsidiary party thereto, as the case may be, and, to the Knowledge of the Companies, the counterparties thereto, and is in full force and effect. Except as set forth in

44

Section 4.18(b) of the Disclosure Schedules, none of the Companies or any of their respective Subsidiaries is in breach of, or default under, or has improperly terminated, revoked or accelerated, any Material Contract or any Contract with a Material Customer, and there does not exist any event or condition that would conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Material Contract to which it is a party, except for such breaches, defaults or other occurrences that have not and would not reasonably be expected to be material to the Business. None of the Companies or any of their respective Subsidiaries has received any written notice, or, to the Knowledge of the Companies, any other notice of the intention of any Person to terminate or materially modify any Material Contract or a Contract with a Material Customer. True and correct copies of all Material Contracts have been made available in the Data Room.

(c) Section 4.18(c) of the Disclosure Schedules sets forth a correct and complete list of each Enterprise-Wide Contract, excluding Contracts under which the amount paid for goods or services used in the Business was less than $80,000 in the year ended December 31, 2012. True and correct copies of all Enterprise-Wide Contracts have been made available in the Data Room.

Section 4.19 Government Contracts.

(a) (i) Since June 30, 2010, none of the Companies or their respective Subsidiaries has received written notification of any material disputes between it and the U.S. Government, a prime contractor or a higher-tier subcontractor that could reasonably be expected to result in material claims against the Business or any of the Companies or their respective Subsidiaries, or have a material and adverse effect on the award of such Government Contracts to the Companies or their Subsidiaries in the future and that has not been resolved; (ii) since June 30, 2010, the Companies and their respective Subsidiaries have complied in all material respects with all material terms and conditions of the Government Contracts to which it is a party, including clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (iii) to the Knowledge of the Companies, all of the Government Contracts to which any of the Companies and their respective Subsidiaries is a party were legally awarded, are binding on the parties thereto, and are in full force and effect, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); (iv) to the Knowledge of the Companies, no Government Contracts are currently the subject of bid or award protest proceedings; and (v) all representations and certifications made, acknowledged or set forth in each Government Contract were current, accurate and complete in all material respects as of their effective date.

(b) Since June 30, 2010, (i) no past performance evaluation received by the Companies and their respective Subsidiaries with respect to any Government Contract has set forth a material default or other material failure to perform thereunder or termination thereof; (ii) none of the Companies and their respective Subsidiaries has been subject to a termination for a material default under any such Government Contract; (iii) there are no unresolved cure or show cause notices pending against any of the Companies or any of their respective Subsidiaries; and (iv) no material amount of money due to any of the Companies or any of their respective Subsidiaries pertaining to any Government Contract has been withheld or set-off, or, to the

45

Knowledge of the Companies, is reasonably likely to be withheld or set-off other than in the Ordinary Course.

(c) To the Knowledge of the Companies, none of the Companies or any of their respective Subsidiaries has taken any action, nor is it a party to any Action that would reasonably be expected to give rise to (i) Liability under the False Claims Act or any other Law barring fraud in procurement, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any such Government Contract. Except as set forth Section 4.19(c) of the Disclosure Schedules, none of the Companies or any of their respective Subsidiaries is participating in any pending claim or has any interest in any potential claim under the Contract Disputes Act of 1978, as amended (or otherwise), against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(d) Since June 30, 2010, (i) none of the Companies or any of their respective Subsidiaries has received any written show cause, cure, default or similar notice relating to any material Government Contracts; (ii) no material Government Contract has been terminated for default; (iii) none of the Companies or any of their respective Subsidiaries has received any written notice terminating any material Government Contract for convenience or indicating an intent to terminate any material Government Contract for convenience, and (iv) no negative determination of responsibility has been issued against any of the Companies or any of their respective Subsidiaries with respect to any quotation, bid or proposal for any material Government Contract.

(e) Since June 30, 2010, none of the Companies or any of their respective Subsidiaries, nor any of their respective “Principals” as such term is defined in FAR 52.209-5, has been, and is not now, suspended, debarred or proposed for suspension or debarment under any Laws of any Governmental Authority. No suspension or debarment actions with respect to Government Contracts have been commenced or, to the Knowledge of the Companies, threatened against any of the Companies or any of their respective Subsidiaries or any of their respective Principals.

(f) None of the Companies or any of their respective Subsidiaries nor any of their respective Principals has been, since June 30, 2010, (i) convicted of or had a civil judgment rendered against them for: (A) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (B) violation of federal or state antitrust Laws relating to submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax Laws, or receiving stolen property; or (ii) notified of any delinquent federal taxes in an amount exceeding $3,000 for which the liability remains unsatisfied. To the Knowledge of the Companies, none of the Companies or any of their respective Subsidiaries nor any of their respective Principals are presently indicted for, or otherwise criminally or civilly charged by a Governmental body with the commission of any of the foregoing offenses.

(g) Each of the Companies and their respective Subsidiaries is and has been since June 30, 2010 in compliance in all material respects with Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act of

46

1974, and all implementing regulations, all as amended, with respect to each Government Contract. Each of the Companies and their respective Subsidiaries is and has been since June 30, 2010 in compliance in all material respects with all applicable foreign Laws relating to personnel policies, affirmative action, and/or government contracts in each jurisdiction in which the Business has operations.

(h) To the Knowledge of the Companies, none of the Companies or any of their respective Subsidiaries has engaged in any activities that would create or result in any such Person having an organizational conflict of interest (as defined in Federal Acquisition Regulation subpart 9.5, the provisions of the Weapons Systems Acquisition Reform Act of 2009 or any applicable provisions of the Defense Federal Acquisition Regulation Supplement) that could prevent it from being awarded a Government Contract.

(i) Other than in the Ordinary Course, except as set forth in Section 4.19(i) of the Disclosure Schedules, since June 30, 2010, (i) none of the Companies or any of their respective Subsidiaries has undergone or is undergoing any audit, inspection, survey or examination of records by the U.S. Government relating to any material Government Contract, and (ii) to the Knowledge of the Companies, no such audit, inspection, survey or examination of records is currently threatened. Since June 30, 2010, none of the Companies or any of their respective Subsidiaries has received any written notice that any audit, inspection, survey or examination of records has revealed any fact, occurrence or practice which could reasonably be expected to give rise to any material Losses. Since June 30, 2010, none of the Companies or any of their respective Subsidiaries has made any voluntary disclosure in writing to the U.S. Government with respect to any alleged material irregularity, material misstatement or material omission arising under or relating to a Government Contract or Government Bid, or any mandatory disclosure pursuant to subpart 3.10 of the Federal Acquisition Regulation.

(j) To the extent required by any Government Contract or applicable Laws, each of the Companies and their respective Subsidiaries has maintained systems or processes of internal controls, including without limitation with respect to quality control, cost accounting, estimating, purchasing, proposal submission, billing and material management. There are no open Defense Contract Audit Agency or other Governmental Authorities audits relating to the systems identified in this subparagraph.

(k) PBGS maintains and possess facility clearances granted pursuant to the National Industrial Security Program Operating Manual (NISPOM) by either the United States Department of Defense or such other United States Governmental Authorities to perform the classified Government Contracts and as otherwise reasonably necessary for the conduct by PBGS of its United States government business. PBGS has complied in all material respects with all requirements necessary to maintain the facility clearances whether imposed by the NISPOM, DSS or any Government Contract.

(l) Since June 30, 2010, each of the Companies and their respective Subsidiaries have been and currently are in compliance in all material respects with all applicable International Trade Laws and U.S. economic sanctions rules administered by the Office of Foreign Assets Control (OFAC), 31 CFR Parts 500-599. There have been no voluntary disclosures made by any of the Companies or any of their respective Subsidiaries or, solely to the

47

extent impacting the Business, the Sellers, to any Governmental Authority regarding non-compliance with any of these requirements, nor have there been any investigations or administrative enforcement actions, pending or in process, by the U.S. Department of State’s Directorate of Defense Trade Controls, the U.S. Department of Commerce’s Bureau of Industry and Security, or the U.S. Department of Treasury’s Office of Foreign Assets Control with respect to any exports or imports by any of the Companies or any of their respective Subsidiaries since June 30, 2010. Since June 30, 2010, the Companies and their respective Subsidiaries have not, (A) received any written notice alleging any violation under any applicable International Trade Laws, (B) identified potential violations of International Trade Laws that are currently under internal review, (C) received or entered into any Order related to violations of or compliance with International Trade Laws, or (D) been subject to any denial of export privileges.

Section 4.20 Compliance with Standards and Contractual Obligations Concerning Personally Identifiable Information; Data Breaches.

(a) Each of the Companies and each of its respective Subsidiaries, and, solely to the extent impacting the Business, each of the Sellers, is in compliance, and since June 30, 2010, has been in compliance, in all material respects, with (i) all applicable policies and procedures of the Companies and their respective Subsidiaries and, solely to the extent impacting the Business, the Sellers, concerning data privacy, security and/or breach notification, and (ii) all applicable industry self-regulatory standards concerning data privacy, security and/or breach notification, including without limitation the Payment Card Industry Data Security Standards (“PCI-DSS”) to the extent any of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, process, store or transmit credit card information. Each of the Companies and each of their respective Subsidiaries, and, solely to the extent impacting the Business, the Sellers, is in compliance, in all material respects, with any provisions in their respective Contracts with third parties (including without limitation Material Contracts and Transferred Contracts) concerning data privacy, security and/or breach notification (including without limitation provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personally Identifiable Information). Since June 30, 2010, each of the Companies and each of their respective Subsidiaries, and, solely to the extent impacting the Business, the Sellers, has taken reasonable steps (in each case consistent with applicable Law, standards, and Contracts) to (i) ensure the confidentiality, security, integrity, and availability of all Personally Identifiable Information; (ii) protect against any actual or anticipated threats or hazards to the confidentiality, security, integrity, and availability of Personally Identifiable Information; and (iii) protect against unauthorized collection, use, disclosure, storage, transmission, and destruction of Personally Identifiable Information.

(b) Except as would not be material to the Business, none of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, is aware of any actual or suspected data breach that compromised, or could reasonably be expected to compromise, the privacy or security of Personally Identifiable Information. None of the Companies or any of their respective Subsidiaries, or, solely to the extent impacting the Business, the Sellers, is aware that it is under, and has not been under since June 30, 2010, administrative, civil, or criminal investigation for violation of data privacy, security, and/or breach notification obligations under applicable Law, applicable standards, or in connection with any Contracts with

48

third parties (including without limitation Material Contracts and Transferred Contracts). None of the Companies or any of their respective Subsidiaries or, solely to the extent impacting the Business, any of the Sellers is conducting (or has engaged a third party to conduct) any internal investigation into alleged or suspected violations of data privacy, security, and/or breach notification obligations (other than investigations conducted from time to time in the Ordinary Course).

Section 4.21 Customers. The Companies have made available in the Data Room a correct and complete list of the 20 largest customers of the Companies and their Subsidiaries based on revenues for the fiscal year ended December 31, 2012 and the six months ended June 30, 2013 (collectively, the “Material Customers”) for each of the financial services, technology and energy, legal, public sector, manufacturing and healthcare end markets, in each case, together with revenues generated from each such Material Customer during such time period.

Section 4.22 Related Party Transactions. Except as set forth in Section 4.22 of the Disclosure Schedules, no director, officer, stockholder beneficially owning more than 5% of the outstanding voting securities or Affiliate of PBI, nor any of such Person’s Affiliates or immediate family members, is (a) a party to any Transferred Contract or to any Contract (other than an Employee Plan) with or binding upon the Companies or any of their Subsidiaries or any of their respective properties or assets, (b) has any interest in any Transferred Asset or any property owned by the Companies or any of their Subsidiaries or (c) has engaged in any transaction with the Business or any of the Companies or their respective Subsidiaries since June 30, 2010, in each case, to the extent involving an amount in excess of $120,000. No director, officer, stockholder beneficially owning more than 5% of the outstanding voting securities or Affiliate of PBI, nor, to the Knowledge of the Companies, any of such Person’s Affiliates or immediate family members owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any customer, supplier or other independent contractor of the Companies or any of their Subsidiaries, or any organization which has a Contract with any of the Companies or any of their respective Subsidiaries or, solely to the extent impacting the Business, any of the Sellers.

Section 4.23 Ancillary Agreements. The pricing for services and products under the Master Services Agreement is no more favorable in the aggregate to the Companies and their respective Subsidiaries than the pricing applicable to similar arrangements of the Sellers or their Affiliates with third parties who receive an equivalent or higher volume of each such product or service from the Sellers or their Affiliates, other than the discount for standard equipment mailing products sold by North America Mailing, a division of PBI, to the Companies and their respective Subsidiaries.

Section 4.24 Brokers. Except for Goldman, Sachs & Co., the fees, commissions and expenses of which will be paid by PBI, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Companies or any of their respective Subsidiaries.

49

Section 4.25 Exclusivity of Representations and Warranties. None of the Companies or any of their respective Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV, and the Companies hereby disclaim any such other representations or warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers and the Companies as of the date hereof and as of the Closing Date (except as otherwise specified herein) as follows:

Section 5.1 Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. The Buyer has the limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with or violate the Organizational Documents of the Buyer, (ii) other than in connection with an investigation under any applicable Antitrust Law relating to the transactions contemplated by this Agreement, conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, approval or authorization of, or filing with or notification to, any Person pursuant to, give to others any rights of termination, acceleration or cancellation of, result in any obligation or a loss of a benefit under, allow the imposition of any fees or penalties under,

50

require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional material rights or entitlements of any Person under any material Contract to which the Buyer is a party, or (iv) result in the creation of any Encumbrance on any of the Buyer’s assets, except, (i) (x) in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Buyer or (y) in the case of clause (iv), for any such Encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect or (ii) that arise as a result of any facts or circumstances created by the Sellers or any of their Affiliates.

(b) The Buyer is not required to file, seek or obtain any consents, permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust Law, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Buyer or (iv) as may be necessary as a result of any facts or circumstances created by the Sellers or any of their Affiliates.

Section 5.4 Financing.

(a) Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements are not contingent upon its ability to obtain any third party financing.

(b) The Buyer has delivered to the Sellers and the Companies unredacted copies of (i) an executed debt commitment letter, including all annexes, exhibits, schedules and other attachments thereto (together with the related fee letter, which has been delivered to the Sellers with customary redactions as to economic terms, the “Debt Financing Commitment”), pursuant to which the lender parties thereto have agreed to provide debt financing in an amount, and in accordance with the terms and conditions, set forth therein (the “Debt Financing”), and (ii) an executed equity commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which each Guarantor has committed to provide equity financing in an amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(c) As of the date of this Agreement, none of the Financing Commitments have been amended or modified, and the respective commitments contained therein have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the other parties thereto, except to the extent enforcement may be

51

limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) There are no conditions precedent related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Other than the Financing Commitments, there are no other Contracts or arrangements related to the funding of the full amount of the Financing (except for customary fee letters and engagement letters relating to the Debt Financing, which do not contain provisions that impose any additional conditions to the funding of the Debt Financing (including any conditions to funding that may be added under the terms of such letters pursuant to any market flex provisions) not otherwise set forth in the Debt Financing Commitment).

(e) As of the date of this Agreement, (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments by the Buyer or to the knowledge of the Buyer, any other party thereto and (ii) subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.3, the Buyer has no reason to believe that any of the conditions in the Financing Commitments will fail to be timely satisfied or that the full amount of the Financing will not be funded at the Closing.

(f) The Buyer has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement.

(g) Assuming the Financing is funded in accordance with the applicable Financing Commitment, the aggregate proceeds contemplated by the Financing Commitments, together with cash of the Buyer, will be sufficient for the Buyer to consummate the transactions contemplated by this Agreement, including the payment of all amounts required to be paid by the Buyer pursuant to Article II, and the payment of all related fees and expenses.

Section 5.5 Guarantee. Concurrently with the execution of this Agreement, each of the Guarantors has delivered to the Sellers and the Companies the Guarantee. The execution, delivery and performance by each of the Guarantors of the Guarantee and the consummation by each of the Guarantors of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action. The Guarantee has been duly executed and delivered by each of the Guarantors and constitutes the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer for which the Buyer or one of its Affiliates is not responsible.

52

Section 5.7 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8 The Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Companies, their respective Subsidiaries, the Transferred Assets and the Business and the transactions contemplated by this Agreement and the Ancillary Agreements, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Sellers or any of their Affiliates or Representatives, except as expressly set forth in this Agreement or the Ancillary Agreements. None of the Sellers or their Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Companies, their respective Subsidiaries or the Business. Nothing in this Section 5.8 is intended to modify or limit any of the representations or warranties of the Sellers or the Companies set forth in this Agreement.

Section 5.9 Exclusivity of Representations and Warranties. Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article V, and the Buyer hereby disclaims any such other representations or warranties.

ARTICLE VI
COVENANTS

Section 6.1 Conduct of Business Prior to the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent, the Business shall be conducted only in the Ordinary Course in all material respects, and the Sellers and the Companies shall use their respective commercially reasonable efforts to (i) preserve intact in all material respects the Business, (ii) comply with applicable Law, and (iii) preserve their business organization and maintain relationships with customers, vendors, suppliers, lessors, licensors, creditors, employees, agents and other Persons with which it has a material business relationship.

(b) Except as otherwise contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing

53

Date, without the prior written consent of the Buyer (which consent, except in the case of clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (x), (xvi) and (solely with respect to the foregoing clauses) (xx), not to be unreasonably withheld, delayed or conditioned), the Companies shall not, and shall not permit the Companies’ respective Subsidiaries to, and, solely to the extent impacting the Business, the Sellers shall not:

(i) amend the Organizational Documents of any of the Companies or their respective Subsidiaries;

(ii) issue, sell, deliver, dispose of, pledge, encumber or agree or commit to issue, sell, deliver, dispose of, pledge or encumber any shares of capital stock of any of the Companies or their respective Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(iii) declare, set aside, make or pay any non-cash dividends or other non-cash distributions with respect to any of the capital stock of any of the Companies or their respective Subsidiaries, except for dividends or distributions by any direct or indirect wholly owned Subsidiary of a Company to such Company or any other wholly-owned Subsidiary of such Company;

(iv) acquire any assets to be used or held for use in the Business for an amount greater than $2,000,000 in the aggregate, other than immaterial assets acquired in the Ordinary Course and assets required to provide services pursuant to customer Contracts;

(v) acquire any corporation, partnership, limited liability company, other business organization or division thereof;

(vi) sell, transfer, lease, pledge, mortgage or otherwise dispose of, or create or suffer the imposition of any Encumbrance on any material assets of the Business (including material Transferred Assets) other than in the Ordinary Course;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any of the Companies or their respective Subsidiaries;

(viii) incur any Indebtedness with respect to the Business in excess of $1,000,000 in the aggregate;

(ix) enter into any Contract that would be a Material Contract if entered into prior to the date hereof or amend, supplement, terminate, deliver a notice of termination, failure by the Business to renew, waive or accelerate any material rights, or defer any material Liabilities, under any Material Contract;

(x) make, authorize, or make any commitment with respect to, any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate in respect of the Business, other than capital expenditures that are required for the Business to not breach its obligations under its customer Contracts;

54

(xi) make any material change in any method of accounting or accounting practice or policy applicable to the Business, except as required by applicable Law or GAAP (which requirements shall include those principles relating to the preparation of carve-out financial statements);

(xii) collect, or accelerate the collection of, any accounts receivable or pay, or delay the payment of, any accounts payable in a manner that is materially inconsistent with the operation of the Business in the Ordinary Course;

(xiii) grant or announce any increase in the salaries, bonuses or other benefits payable to any of the employees of the Business, other than (A) as required by Law, (B) in accordance with Employee Plans in effect on the date hereof, or (C) with respect to employees who are not Key Employees or officers of the Business, or increases in the Ordinary Course;

(xiv) hire any executive or officer of the Business or any employees, consultants or other independent contractors of the Business receiving salary or guaranteed compensation in excess of $150,000 per year;

(xv) terminate the employment of any executive or officer of the Business;

(xvi) enter into any material Contract or engage in any material transaction with any director, officer, stockholder beneficially owning more than 5% of the outstanding voting securities or Affiliate of PBI, or any of such Person’s Affiliates or immediate family members;

(xvii) settle any claims, disputes or any other Actions (A) that would result in the Companies or any of their respective Subsidiaries or the Business, being subject to any Order, (B) set forth in Section 6.1(b)(xvii) of the Disclosure Schedules, (C) brought by the Companies or any of their respective Subsidiaries or the Business, or (D) for an amount exceeding $250,000 in the aggregate;

(xviii) other than in the Ordinary Course, make any Tax election, settle or compromise any United States federal, state, local or non-United States income tax Liability or file any Return, in each case only with respect to the Companies or their respective Subsidiaries or with respect to the Business or the Transferred Assets;

(xix) enter into any new print outsourcing Contracts; or

(xx) agree or commit to do any of the foregoing.

Section 6.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Sellers and the Companies shall, and the Companies shall cause their respective Subsidiaries to, afford the Buyer and its Representatives and the Financing Sources reasonable access to the properties, offices, plants and other facilities, employees, books and records of the Business, and to furnish the Buyer with such financial, operating and other data and information as the Buyer

55

may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Sellers’ personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, none of the Sellers, the Companies or any of the Companies’ respective Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b) From the date hereof until the Closing Date, the Companies shall furnish to the Buyer such monthly and quarterly financial statements as have been presented to the executive officers of PBI with respect to the Companies, their respective Subsidiaries, the MSG Business and the MLS Business in the Ordinary Course promptly following such time as such financial statements are prepared and in no case later than (i) in the case of the financial statements for the quarter ended September 30, 2013, October 14, 2013, (ii) in the case of the financial statements for the month of July, August 14, 2013, (iii) in the case of the financial statements for the month of August, September 16, 2013 and (iv) in the case of the financial statements for any month thereafter, the 15th day of the following month.

(c) From and after the Closing until the fourth anniversary of the Closing Date, the Sellers shall cooperate with the Buyer and its Subsidiaries with respect to the preparation of any registration statement, post-closing accounting, preparation of comparable financial information in respect of periods ended prior to the Closing, reporting obligations and analysis relating to any period prior to the Closing or for any similar purpose. The Companies shall pay any and all reasonable direct and indirect costs and expenses incurred by the Sellers and their Affiliates in connection with such cooperation.

(d) In order to facilitate the resolution of any claims made against or incurred by the Sellers (as such claims relate to the Business), for a period of seven years after the Closing, the Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify PBI in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Sellers the opportunity to copy such books and records in accordance with this Section 6.2(d).

(e) In order to facilitate the resolution of any claims made against or incurred by the Buyer or any of the Companies or their respective Subsidiaries, for a period of seven years after the Closing, the Sellers shall (i) retain the books and records relating to the Business and the Companies and their respective Subsidiaries relating to periods prior to the Closing that shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that PBI shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 6.2(e).

56

(f) From the date of this Agreement until the Closing Date, the Sellers, the Companies and their respective Subsidiaries shall cooperate with the Buyer in facilitating any in person or telephonic meetings between the Buyer and its Representatives and any Material Customer or other third party having a material relationship with the Business as may be reasonably requested by the Buyer; provided, that such meetings shall not unreasonably interfere with the operation of the Business.

Section 6.3 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 6.4 Intercompany Arrangements; Enterprise-Wide Contracts; Shared MSAs; Shared Spaces.

(a) Except as set forth in Section 6.4(a) of the Disclosure Schedules and except for this Agreement and the Ancillary Agreements, and the agreements referred to therein (including, for the avoidance of doubt, all Existing Intercompany Written Agreements and Existing Intercompany Unwritten Arrangements), all intercompany and intracompany accounts or Contracts between the Companies and their respective Subsidiaries, on the one hand, and the Sellers and their Affiliates (other than the Companies and their respective Subsidiaries or with respect to the Business), on the other hand, shall be cancelled prior to the determination of Funded Indebtedness for purposes of calculating the Purchase Price, without any consideration or further Liability to any party and without the need for any further documentation, immediately prior to the Closing.

(b) The parties recognize and acknowledge that the Enterprise-Wide Contracts set forth in Section 4.18(c) of the Disclosure Schedules relate to both the Business and the other businesses of the Sellers and their Affiliates (other than the Companies or their respective Subsidiaries). Following the date hereof and prior to the Closing Date, the Sellers and the Buyer shall use commercially reasonable efforts to negotiate (i) a new Contract for the benefit of the Buyer and its Affiliates (including the Companies and their Subsidiaries) or (ii) the Sellers and their Affiliates, as applicable, with respect to (x) those Enterprise-Wide Contracts set forth in Section 4.18(c) of the Disclosure Schedules and (y) as reasonably requested by the Buyer, such other Contracts that are used in the Business. The terms and conditions of any Contract or arrangement applicable to the Business entered into pursuant to this Section 6.4(b) shall be reasonably acceptable to the Buyer. For the avoidance of doubt, the Sellers shall be under no obligation to obtain alternative Contracts with an equivalent level of pricing or other terms as provided in the Contract sought to be split. Each party shall bear its own costs and expenses with respect to any such efforts described in this Section 6.4(b).

(c) With respect to each Enterprise-Wide Contract for which the parties are unable to obtain a new Contract pursuant to Section 6.4(b), effective as of the Closing, such Contract shall: (i) if primarily used by the Business, be assigned in whole to the Buyer or one of its designees; and (ii) if not primarily used by the Business, be assigned in part to the Buyer or one of its designees. In the event that any such Enterprise-Wide Contract cannot be assigned in

57

whole or in part by its terms or otherwise, then the parties shall cause the Transition Services Agreement to include, as a Transition Service (as defined in the Transition Services Agreement), for such time as is reasonably necessary for the Business to obtain a new Contract covering such products and services (but in no event for a period longer than six months following the Closing Date), either (x) the products and services provided under such Contract on substantially the same terms and conditions as the Sellers receive pursuant to such Contract or (y) reasonable alternative arrangements which permit the Buyer to continue operating the Business in substantially the same manner as currently conducted. For the avoidance of doubt, the Sellers shall be under no obligation to provide the goods and services provided under such Contracts as a Transition Service with an equivalent level of pricing or other terms as provided in the Contract sought to be split.

(d) The parties recognize and acknowledge that both the Business and the other business of the Sellers and their Affiliates (other than the Companies or their respective Subsidiaries) provide services to the customers set forth in Section 6.4(d) of the Disclosure Schedules pursuant to a shared master agreement (each, a “Shared MSA”). Following the date hereof and prior to the Closing Date, the Sellers and the Buyer shall use commercially reasonable efforts to negotiate new Contracts with respect to the services to be rendered to such customers following the Closing by the Buyer and its Affiliates or the Sellers and their Affiliates, as applicable, with respect to those customer contracts set forth in Section 6.4(d) of the Disclosure Schedules. The terms and conditions of any Contract or arrangement applicable to the Business entered into pursuant to this Section 6.4(d) shall be reasonably acceptable to the Buyer. For the avoidance of doubt, the Sellers shall be under no obligation to obtain alternative Contracts with an equivalent level of pricing or other terms as provided in the Contract sought be split. Each party shall bear its own costs and expenses with respect to any such efforts described in this Section 6.4(d).

(e) With respect to each Shared MSA for which the parties are unable to obtain a new Contract for the Business pursuant to Section 6.4(d), the parties shall take such other reasonable and permissible actions (including (i) entering into a subcontracting arrangement with the other party governing the parties’ relative obligations under such Shared MSA and (ii) providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared MSA so as to allow such other party the ability to exercise any applicable rights under such Shared MSA) to cause (A) the Companies to receive the rights and benefits, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), of that portion of each such Shared MSA that relates to the Business and (B) the Sellers to receive the rights and benefits, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), of that portion of each such Shared MSA that does not relate to the Business, in each case, as if such Shared MSA had been split pursuant to Section 6.4(d).

(f) In the event that the Sellers or any of their Affiliates receives any payments on behalf of the Business after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, the Buyer or its designee as promptly as practicable, but no later than 30 days, after receipt thereof. In the event that any of the Companies, their respective Subsidiaries or their respective Affiliates receives any payments on behalf of any business of the

58

Sellers or any of their Affiliates (other than the Business) after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, PBI as promptly as practicable, but no later than 30 days, after receipt thereof.

(g) Following the date hereof and prior to the Closing, each Seller shall, and shall cause its Affiliates (including the Companies and their Subsidiaries), as applicable, to execute and deliver (i) a Sublease Agreement, in the form attached hereto as Section 6.4(g) of the Disclosure Schedules for each of the Domestic Leasehold Shared Spaces, and (ii) a License Agreement on commercially reasonable terms and conditions for each of the Owned Shared Spaces; provided, however, (A) the license fee under the License Agreement to be paid by the Buyer to PBI shall be derived from and substantially the same as the 2012 allocation of expenses for the licensed premises from PBI to PBMS, and (B) the License Agreements shall expire on March 31, 2014. If the Buyer shall holdover in the licensed premises beyond March 31, 2014, the holdover license fee shall be 200% of the license fee and all indemnification obligations shall become effective on April 1, 2014. The parties acknowledge and agree that the foregoing holdover provision is commercially reasonable. The International Leasehold Shared Spaces will be addressed in the Transition Services Agreement.

Section 6.5 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements (including any information provided in connection with the Financing) pursuant to the terms of the confidentiality agreement dated March 15, 2013 between Apollo Management VII, L.P. and PBI (the “Confidentiality Agreement”), which shall continue in full force and effect; provided, however, that, effective as of the Closing Date (i) the obligations of the parties under the prior clause in this Section 6.5 shall terminate, (ii) the confidentiality obligations of Apollo Management VII, L.P. under the Confidentiality Agreement with respect to Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement shall terminate, but only in respect of that portion of the Confidential Information relating exclusively to the Business and (iii) the confidentiality obligations of Apollo Management VII, L.P. under the Confidentiality Agreement in respect of that portion of the Confidential Information relating to the Business shall instead be binding on the Sellers and their Affiliates for a period of five years from and after the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect.

Section 6.6 Consents and Filings.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly (and, with respect to the HSR Act, in no event later than 10 days after the date hereof) make all necessary filings (and if required under applicable Law, drafts thereof), and thereafter make any

59

other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Antitrust Law. The Buyer shall pay all filing fees and other charges for the filing under the HSR Act by the parties hereto.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 6.6(a), the Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement and the Ancillary Agreements no later than the Termination Date. Each of PBI and the Buyer shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, PBI and the Buyer decide that litigation is in their best interests, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of such transactions. Each of PBI and the Buyer shall use commercially reasonable efforts to take such action as may be required to cause the expiration or termination of the waiting period under the HSR Act or to obtain clearance or approval under any other Antitrust Law with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, neither the Buyer nor any of its Affiliates shall be required to agree to any structural or conduct relief in connection with any proceeding by a private party.

(c) The Buyer shall deliver to the United States Defense Security Services (“DSS”) as soon as possible and in any event within 30 days of the date hereof, a completed Certificate Pertaining to Foreign Interests, including all supporting documentation. The Buyer shall negotiate with the United States Department of Defense (the “DOD”) a Foreign Ownership, Control or Influence mitigation agreement (a “Mitigation Agreement”) for the purpose of obtaining the approval of the DOD under the NISPOM for the transfer of ownership of PBGS to the Buyer and the continuation of all U.S. government security clearances necessary for the operation of the Business. The Companies and the Sellers shall provide reasonable cooperation and assistance to the Buyer in preparing the Certificate Pertaining to Foreign Interests and Mitigation Agreement, at the Buyer’s sole cost.

(d) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority and of any communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Agreement, and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing

60

such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 6.7 Public Announcements. PBI and the Buyer shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law, in which case, the party required to make the press release or other public statement shall give, to the extent reasonably practicable, notice and reasonable time for the other party to comment on such press release or other public statement in advance of such issuance.

Section 6.8 Use of Names. Except as otherwise expressly provided herein and in the Ancillary Agreements, the Sellers are not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Companies or any of their respective Subsidiaries a license to use any of the trade names, trademarks, service marks, logos or domain names of the Sellers or any Affiliate of the Sellers (including the name “Pitney Bowes” or any trade name, trademark, service mark, logo or domain name incorporating the name “Pitney Bowes”) and, after the Closing, the Buyer shall not permit the Companies or any Affiliate of the Companies to use in any manner the names or marks of the Sellers or any Affiliate of the Sellers or any word that is similar in sound or appearance to such names or marks. Notwithstanding the foregoing, the Sellers hereby consent to the use of the name “Pitney Bowes” or any trade name, trademark, service mark, logo or domain name incorporating the name “Pitney Bowes” by the Buyer in connection with copies of the Business’s existing marketing and promotional materials, letterhead, business cards, signage and websites and as a trademark and trade name consistent with prior usage; provided, that the Buyer shall only use such materials and trademarks and trade names during the first 90 days following the Closing. As promptly as practicable, and in any event no later than 90 days after the Closing, the Buyer shall take all necessary corporate action to cause the corporate names of the Companies and their applicable Subsidiaries to be changed to a name that does not include the word “Pitney Bowes.” In the event the Buyer or any Affiliate of the Buyer violates any of its obligations under this Section 6.8, the Sellers may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 6.8 may cause the Sellers and their Affiliates irreparable harm which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any breach of this Section 6.8, the Sellers shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of this Section 6.8.

Section 6.9 Employee Matters.

(a) The Buyer shall cause to be provided, to each employee of the Business (collectively the “Affected Employees”), from and after the Closing through December 31, 2013,

61

compensation and employee benefits (including base salary and target bonus but excluding equity-based compensation, defined benefit pension and retiree medical benefits) no less favorable in the aggregate than those provided to such Affected Employees immediately prior to the Closing. In addition, the Buyer shall ensure that any Affected Employee whose employment with the Buyer, the Companies or the respective Subsidiaries of the Companies terminates from and after the Closing through December 31, 2013 receives severance benefits no less favorable than those provided under the applicable Employee Plan immediately prior to the Closing as described in Section 6.9(a) of the Disclosure Schedules, with eligibility for such benefits determined on the same basis as under such Employee Plan. With respect to annual bonus arrangements covering Affected Employees for 2013, the Buyer shall cause the Companies and their respective Subsidiaries to provide bonuses on the same terms as applicable immediately prior to the Closing in accordance with the bonus plans set forth in Section 6.9(a) of the Disclosure Schedules and to pay out such bonuses no later than March 1, 2014 as long as the target bonuses for applicable Affected Employees are consistent with those previously presented to the Buyer.

(b) Effective as of the Closing, the Affected Employees and their eligible dependents shall cease participation in the Seller Plans.

(c) The Buyer shall honor all unused vacation, holiday, choice-time sickness and personal days accrued by an Affected Employee, except in respect of any Affected Employee employed by PB Canada, under the plans, policies and practices of the Sellers, the Companies or their respective Subsidiaries, in each case, to the extent that the Liabilities therefor are accrued for and reflected in the Interim Financial Statements. In the event of any change in the welfare benefits provided to any Affected Employee under any plan, the Buyer shall, or shall cause the Companies and their respective Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their respective covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the then-existing plans in which such Affected Employees were participating immediately prior to the Closing) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan, in each case, to the extent permitted by applicable Law. The Buyer shall provide each Affected Employee with credit for all service with the Sellers, the Companies and their respective Subsidiaries, or any former entity for which the Sellers, the Companies and their respective Subsidiaries have previously credited each Affected Employee, under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of service.

(d) As soon as practicable following the Closing Date, with respect to the Seller Plans that are tax-qualified defined contribution plans, the Buyer shall permit the Affected Employees, where applicable, to directly roll over their account balances and outstanding loan balances, if any, thereunder into an tax-qualified “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by the Buyer or an Affiliate.

62

(e) The Sellers hereby retain all Liabilities for claims incurred by an Affected Employee (and his or her covered dependents) prior to the Closing Date under the Seller Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA and all short term disability, salary continuation, severance plans or arrangements, and the Companies and their respective Subsidiaries hereby assume and shall be responsible for all claims incurred on or after the Closing Date. For this purpose, claims under any medical, dental, vision, or prescription drug plan will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made and Seller shall retain all Liabilities for all claims in respect of which such service is performed prior to the Closing Date. Claims for disability benefits under any long or short term disability plan will be deemed incurred on the date the Affected Employee is or was eligible to begin receiving the applicable benefits (e.g., at the end of the elimination period for long-term disability benefits). In the event the Sellers are responsible for any disability benefits for any Affected Employee in accordance with this Section 6.9(e), the Sellers shall remain liable for payment of such benefits throughout the period during which the disability continues, notwithstanding that the disability may continue after the Closing Date.

(f) With respect to the transfer of the MLS Business Employees:

(i) PB UK shall endeavor to retain the services of the MLS Business Employees with the intent that their contracts of employment shall continue in force until Closing and then be transferred to the Buyer (and with respect to those MLS Business Employees located in the UK, the parties agree that such Contracts shall be transferred to the Buyer under TUPE with effect from Closing).

(ii) With respect to the MLS Business Employees located in the UK, the Buyer confirms that, in complying with its obligations under this Agreement, PB UK will be deemed to have complied with its obligations under Regulation 11 of TUPE.

(iii) With respect to the MLS Business Employees located in the UK, if the contract of employment of any MLS Business Employee is found or alleged not to have effect after Closing as if originally made with the Buyer (except in circumstances where the MLS Business Employee has exercised his right of objection under Regulation 4(7) of TUPE) the Buyer agrees that: (1) in consultation with PB UK it will within seven days of being informed of such finding or allegation, make to that MLS Business Employee an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and (2) any such offer of employment made by the Buyer will be on terms and conditions which do not differ in any material way from the terms and conditions of employment of that MLS Business Employee immediately before Closing (except as to the identity of the employer). Upon that offer being made (or at any time after the offer should have been made if no offer is made) PB UK will terminate the employment of the MLS Business Employee concerned.

(g) Nothing contained in this Section 6.9 shall (i) be treated as an amendment of any Employee Plan or any employee benefit plan of the Buyer or any Affiliate, (ii) give any third party any right to enforce the provisions of this Section 6.9 or (iii) obligate the Buyer, the Companies or any of their Affiliates to (x) maintain any particular benefit plan or (y) retain the employment of any particular employee.

63

Section 6.10 Tax Matters.

(a) The Buyer shall not make any Tax election under the Code (or the tax laws of any other jurisdiction), including an election pursuant to Section 338 of the Code, with respect to either of the Companies that would cause the sale of the stock of either Company to be treated as an asset sale for Tax purposes.

(b) All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, mortgage, recordation or similar Taxes (including all interest and penalties and additions imposed with respect to such amounts) incurred as a result of the transactions contemplated by this Agreement shall be borne 50% by the Sellers and 50% by the Buyer.

(c) None of the Buyer, its Affiliates or the Companies shall carry back any net operating loss or other Tax attribute or item from a taxable year or taxable period commencing after the Closing Date to a taxable year or taxable period ending on or before the Closing Date.

(d) Any transactions involving the Companies or their respective Subsidiaries that are not in the Ordinary Course occurring on the Closing Date but after the Closing shall be reported on the Buyer’s Returns to the extent permitted by applicable law or on the post-Closing separate company returns of the Companies (if the Companies do not file a Return with the Buyer), and shall be similarly reported on all other Returns of the Buyer or its Affiliates. In all events, the Buyer shall be responsible for, and shall indemnify and hold the Sellers and their Affiliates harmless from, all Taxes related to transactions described in this Section 6.10(d).

(e) PBI shall prepare and file, or cause to be prepared and filed, any Tax Return relating to the Companies and their respective Subsidiaries with respect to a period ending on or before the Closing Date. The Buyer shall prepare and file, or cause to be prepared and filed Tax Returns relating to the Companies with respect to (i) Straddle Periods (as defined below) and (ii) periods beginning after the Closing Date. All Tax Returns with respect to any Straddle Period shall be prepared in a manner consistent with past practice (unless otherwise required by applicable law) and shall be provided to PBI for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the due date for the filing of such Straddle Period Return. In the event of a dispute between the Buyer and PBI relating to a Straddle Period Return PBI or the Buyer may deliver to the other an Objection Notice specifying the nature and the amount of the dispute, and such dispute shall be resolved in the manner set forth in Section 2.4(d). Upon written demand by the Buyer of any amount owed by PBI with respect to the taxable periods covered by the Returns prepared by Buyer as described in this Section 6.10(e), PBI shall remit any amount of Tax to the Buyer at least five days before such Return is due.

(f) The Sellers and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns and in connection with any audits, including maintaining and making available to each other the J.D. Edwards general ledger, accounts receivable data, customer invoices, purchaser order information, customer contracts, sales tax reports, customer records and site records and all other records necessary in connection with

64

Taxes. Such cooperation shall include the retention and (at the other party’s request) the provision of records and information that is reasonably relevant to any audit, litigation or other proceedings, making employees and customers (to the extent permitted under the applicable customer Contract) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the execution of documents relating to any Return or audit thereof.

(g) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Companies or their respective Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books and records as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Companies or their respective Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies and their respective Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h) The Sellers will be entitled to any Tax refunds (other than refunds of Sales and Use Taxes indemnified by the Buyer, the Companies and any Subsidiary of the Companies under Section 8.4(b)(iii)) that are received by the Buyer, the Companies or any Subsidiary of the Companies and any amounts credited against income taxes to which the Buyer, the Companies or any Subsidiary of the Companies become entitled to in any Post-Closing Tax Period, in each case that relate to a Pre-Closing Tax Period of the Companies or any Subsidiary of the Companies and other than any such refunds or credits that arise with respect to amounts borne by the Buyer (and not indemnified by the Sellers). The Buyer will pay over to PBI any such refund or the amount of any such credit, net of reasonable fees or expenses incurred by the Buyer, the Companies or any Subsidiary of the Companies in obtaining such refund or credit, within five days after receipt of such refund or credit; provided that with respect to any automatic Tax refund for which the Sellers are entitled to payment hereunder, there shall be no reduction for fees or expenses (other than wire transfer fees incurred by the Buyer, the Company or any Subsidiary of the Companies in connection with payment pursuant to this Section). To the extent a refund or credit against taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, PBI shall pay to the Buyer the amount of such disallowed or reduced refund or credit.

(i) PBI shall make a protective election pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce PBI’s tax basis in the issued and outstanding capital stock of the Companies to avoid any reduction in the Tax attributes of the Companies on a timely basis.

Section 6.11 Financing.

(a) The Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable

65

best efforts to (i) promptly negotiate definitive agreements on the terms and conditions contained in the Debt Financing Commitment (including any market flex provisions), (ii) promptly satisfy (or obtain a waiver to) or cause the satisfaction (or waiver) of all conditions in the Financing Commitments and the definitive agreements for the Financing applicable to the Buyer to the extent within the Buyer’s control, (iii) consummate the Financing on the terms and conditions (including any market flex provisions) contained in the Debt Financing Commitment (including by instructing the lenders and the other Persons providing the Financing to provide such Financing) on or prior to the date on which the Closing is required to occur pursuant to Section 2.3 and (iv) enforce its rights under the Financing Commitments (including by initiating and prosecuting Actions in good faith against the lenders and the other Persons providing the Financing) in the event of any breach thereof. Notwithstanding anything to the contrary contained herein, in no event shall the Buyer be required to consummate the Debt Financing until the final day of the Marketing Period.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions (including any market flex provisions) contemplated in the Financing Commitments (unless such portion is not reasonably required to consummate the transactions contemplated by this Agreement), the Buyer shall use its reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions not materially less favorable to the Buyer than the terms of the applicable Financing Commitments (taking into account any market flex provisions) as promptly as reasonably practicable following the occurrence of such event.

(c) The Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments; provided, however, that (i) without the prior written consent of the Sellers and the Companies, no such amendment, replacement, supplement, modification or waiver shall (A) reduce the aggregate amount of the Financing, (B) add (or adversely modify any existing) conditions precedent to the Financing (C) be reasonably expected to prevent, impede or materially delay the availability of the Financing, (D) adversely impact the ability of the Buyer to enforce or cause the enforcement of its rights under the Financing Commitments or the definitive agreements relating thereto or (E) impose additional material obligations on the Sellers or the Companies prior to the Closing Date; and (ii) it is understood and agreed that Buyer may amend the Debt Financing Commitment to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Financing Commitment as of the date of this Agreement.

(d) To the extent the Buyer obtains alternative financing pursuant to Section 6.11(b) above, or amends, replaces, supplements, modifies or waives any of the Financing pursuant to Section 6.11(c), references to the “Financing” and “Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Financing as so amended, replaced, supplemented, modified or waived.

(e) The Buyer shall keep the Sellers and the Companies reasonably informed on a reasonably timely basis and in reasonable detail of the status of the Buyer’s efforts to obtain the Financing. Without limiting the foregoing, the Buyer shall notify the Sellers and the Companies promptly (and in any event within two Business Days) if at any time prior to the Closing Date: (i) any Financing Commitment expires or is terminated for any reason; (ii) the

66

Buyer obtains knowledge of any material breach or default by any party to any Financing Commitment; (iii) the Buyer receives any written communication from any Person providing a Financing Commitment with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments with respect to a material provision of the Financing Commitments or (B) material dispute or disagreement between or among any parties to the Debt Financing Commitment with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing; or (iv) any other event or development occurs that Buyer expects to have a material and adverse impact on the ability of the Buyer to obtain all or any material portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing or the Buyer, for any reason, otherwise no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms described in the Financing Commitments. As soon as reasonably practicable (but in any event within two Business Days after the date any of the Sellers or the Companies delivers to the Buyer a written request therefor), the Buyer shall provide any information reasonably requested by any of the Seller or the Companies relating to any circumstance referred to in clause (i) through (iv) of the immediately preceding sentence.

(f) The Sellers and the Companies shall provide, shall cause their respective Subsidiaries to provide, and shall use reasonable best efforts to cause their and their respective Subsidiaries’ Representatives to provide, to the Buyer all cooperation reasonably requested by the Buyer in connection with arranging, obtaining and syndicating the Financing, including: (i) participating in a reasonable number of meetings (including customary one-on-one meetings with financing sources and senior management of the Business), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies; (ii) reasonably cooperating with the marketing efforts of the Buyer and the Financing Sources, including reasonably assisting with the preparation of rating agency presentations, bank information memoranda, lender presentations and similar documents; (iii) furnishing as promptly as practicable to the Buyer and the financing sources the Required Information and all other available pertinent information and disclosures relating to the Sellers, the Companies and the Companies’ respective Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Buyer to assist in preparation of bank information memoranda, lender presentations and similar documents in connection with the marketing of the Financing; (iv) using reasonable best efforts to obtain from the Companies’ accounting firm accountants’ comfort letters and consents customary for financings similar to the Financing and assisting the Buyer with obtaining customary legal opinions; (v) executing and delivering, as of the Closing, customary definitive financing documentation, including customary credit agreements, pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Financing, and otherwise reasonably facilitating the pledging of collateral and the providing of guarantees (including delivery of original share certificates, taking necessary actions to permit the financing sources to conduct such evaluations of the Companies’ and their Subsidiaries’ assets for the purpose of establishing collateral arrangements as may be reasonably requested, reasonable assistance with obtaining, to the extent applicable, surveys and title insurance and cooperation in connection with obtaining pay-off letters and release of liens) and customary closing certificates; (vi) taking all corporate actions reasonably necessary to permit the consummation of the Financing; (vii) assisting the Buyer in obtaining any corporate credit and family ratings from any rating agencies contemplated by the Debt Financing Commitment; (viii)

67

using commercially reasonable efforts, as reasonably requested, to assist the sources of the Debt Financing in benefiting from the existing lending relationships of the Sellers, the Companies and the Companies’ respective Subsidiaries; (ix) providing a certificate with respect to solvency matters in the form required under the Debt Financing Commitment as in effect on the date hereof or other customary form reasonably acceptable to the Sellers (so long as the delivery and effectiveness of such certificate does not occur until the consummation of the Closing); and (x) at least three Business Days prior to the Closing Date, providing all documentation and other information about the Companies and their Subsidiaries as has been reasonably requested in connection with the Debt Financing at least eight Business Days prior to the Closing Date relating to applicable “know your customer” and anti-money laundering rules and regulations.

(g) Notwithstanding anything to the contrary in this Agreement: (i) no Liability or obligation (including any Liability or obligation to pay any commitment or other similar fee) of the Companies or any of their respective Subsidiaries under any certificate, document or instrument related to the Financing shall be effective until the Closing and none of the Companies or their respective Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon consummation of the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing; (ii) the Buyer shall reimburse (no later than the Closing or, in the case of a termination of this Agreement (other than pursuant to Section 9.1(b)(ii)), the second Business Day following such termination) each Seller and each Company for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses) incurred by any of the Sellers or the Companies or any of their respective Subsidiaries in connection with performing its obligations under Section 6.11; and (iii) the Buyer shall and shall cause its Affiliates to indemnify and hold harmless the Sellers, the Companies and each of their Affiliates from and against any and all Losses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than historical information relating to the Sellers, the Companies or their respective Subsidiaries provided in writing by the Sellers, the Companies or their respective Subsidiaries). The Sellers and the Companies hereby consent to the use of the Sellers’ and the Companies’ logos in connection with the Financing in a form and manner mutually agreed; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Sellers’, the Companies’ or their respective Subsidiaries’ or the reputation or goodwill of the Sellers, the Companies and their respective Subsidiaries. The Sellers and the Companies will, upon request of the Buyer, use its reasonable best efforts to periodically update any Required Information so that the Buyer may ensure that such Required Information, when taken as a whole, does not contain (giving effect to all supplements to previously delivered information made promptly by the Sellers and the Companies) any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(h) The Buyer acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing.

Section 6.12 Non-Competition.

(a) As an inducement for the Buyer to enter into this Agreement and the Ancillary Agreements to which it is a party, the Sellers agree that, until the fifth anniversary of

68

the Closing Date (the “Non-Compete Period”), without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole discretion), none of the Sellers nor any of their Affiliates shall, directly or indirectly, acquire, own, have an equity interest in, manage, control or participate in the ownership, management or control of, or consult with, advise or provide any other services to, any Person engaged, directly or indirectly, anywhere in the applicable Restricted Territory, in any aspect of the PBMS/PBGS Business, MSG Business and/or MLS Business in any material respect or which competes with, or is intended to compete with, the PBMS/PBGS Business, MSG Business and/or MLS Business in any material respect; provided, that, the foregoing shall not prohibit the Sellers or any of their Affiliates from (i) owning a passive investment of 5% or less of the outstanding equity of any publicly traded company or (ii) (A) engaging in any line of business currently engaged in by the Sellers or any of their Affiliates (other than the Companies and their Subsidiaries), other than the Management Services segment as reported in PBI’s filings with the Securities and Exchange Commission (provided, for the avoidance of doubt, nothing herein would prohibit the Sellers or their Affiliates from offering products and/or services of the type that are provided through the Master Services Agreement) or (B) offering a suite of hardware, software, and services to enable small and medium business customers, which is generally defined as businesses, organizations or agencies that have fewer than 1000 employees, included in the Small and Medium Business segment as reported in PBI’s filings with the Securities and Exchange Commission to produce, send and receive customer communications either digitally or physically. For purposes of this Agreement, “Restricted Territory” means, (x) with respect to the PBMS/PBGS Business, North America, (y) with respect to the MSG Business, United States and (z) with respect to the MLS Business, worldwide.

(b) As an inducement for the Sellers to enter into this Agreement and the Ancillary Agreements to which they are a party, the Buyer agrees that, until the earlier of (i) the expiration of the Non-Compete Period and (ii) the date set forth in the letter agreement among the Buyer and PBI dated as of the date hereof, without the prior written consent of PBI (which consent may be withheld in PBI’s sole discretion), none of the Buyer nor any of its Subsidiaries (including the Companies and their Subsidiaries) shall, directly or indirectly, acquire, own, have an equity interest in, manage, control or participate in the ownership, management or control of, or consult with, advise or provide any other services to any Person engaged, directly or indirectly, anywhere in the applicable Buyer Restricted Territory, in any aspect of the Sellers’ Imagitas, Inc., Presort or e-commerce lines of business in any material respect or which competes with, or is intended to compete with, the Sellers’ Imagitas, Inc., Presort or e-commerce lines of business as currently conducted in any material respect; provided, that, the foregoing shall not prohibit the Buyer or any of its Subsidiaries (i) from owning a passive investment of 5% or less of the outstanding equity of any publicly traded company or (ii) from engaging in any activity to the extent undertaken without any participation of the current President of PBMS. For purposes of this Agreement, “Buyer Restricted Territory” means, (x) with respect to the Sellers’ Imagitas, Inc. and Presort lines of business, the United States and (y) with respect to the Sellers’ e-commerce line of business, worldwide.

(c) The parties, on behalf of themselves and each of their Affiliates, acknowledges and agrees that the time, activity and geographic restrictions set forth in this Section 6.12 are reasonable and necessary to protect the other party’s interest. If any of the restrictions contained in this Section 6.12 is found by any court of competent jurisdiction to be

69

unenforceable because it is too broad, then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms which such court may find enforceable; and the parties, on behalf of themselves and each of their Affiliates, acknowledge and agree that any breach by the other party or any of their respective Affiliates of any provision of this Section 6.12, would cause irreparable damage to such party for which monetary damages and other remedies at law may not be adequate. Therefore, if a party or any of their Affiliates are in breach of any provision of this Section 6.12, the parties hereto agree that the parties shall be entitled, in addition to the other remedies as may be provided by applicable Law, to specific performance, injunctive relief and other equitable relief to prevent or restrain a breach of, or to enforce, this Section 6.12, which right to equitable relief will not be exclusive of, but will be in addition to, all other remedies to which the parties may be entitled under this Agreement, at law or in equity (including, without limitation, the right to recover monetary damages).

Section 6.13 Non-Solicitation.

(a) As an inducement for the other parties to enter into this Agreement and the Ancillary Agreements to which it is a party, the parties agree that, from the Closing Date until the second anniversary of the Closing Date, without the prior written consent of the other party, none of the Sellers nor any of their Affiliates, nor the Buyer or any of its Subsidiaries shall, directly or indirectly (i) solicit for employment or hire any director, officer or employee of the other party, (ii) induce or encourage any director, officer or employee of the other party to terminate his or her employment with the other party, (iii) influence or attempt to influence any customers, distributors or suppliers of the other party to divert their business to any competitor of the other party or in any way interfere with the relationship between any such customer, distributor or supplier and the other party (including, without limitation, making any disparaging or negative statements or communications about the other party or their respective businesses), (iv) take any action that is designed or intended to have the effect of discouraging any lessor, licensor, or other business associate of the other party from maintaining the same business relationships after the Closing as it maintained prior to the Closing; provided, that, nothing in this Section 6.13(a) shall (1) prevent any party from performing its obligations under this Agreement or (2) prohibit any party from placing general advertisements to hire employees that are not targeted toward employees the soliciting of whom for employment or hire would violate this Section 6.13(a) or hiring any non-sales personnel in pay bands “A” through “D” who respond to such general advertisements.

(b) If any of the restrictions contained in this Section 6.13 is found by any court of competent jurisdiction to be unenforceable because it is too broad, then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms which such court may find enforceable; and the parties, on behalf of themselves and each of their Affiliates, acknowledge and agree that any breach by a party or any of their Affiliates, of any provision of this Section 6.13, would cause irreparable damage to such party for which monetary damages and other remedies at law may not be adequate. Therefore, if a party is in breach of any provision of this Section 6.13, the parties hereto agree that the parties shall be entitled, in addition to the other remedies as may be provided by applicable Law, to specific performance, injunctive relief and other equitable relief to prevent or restrain a breach of, or to enforce, this Section 6.13, which right to equitable relief will not be exclusive of, but will be in addition to, all

70

other remedies to which the parties may be entitled under this Agreement, at law or in equity (including, without limitation, the right to recover monetary damages).

Section 6.14 Insurance Matters.

(a) To the extent there are any insurance claims under (i) any occurrence-based insurance policies or (ii) solely to the extent related to claims under any claims-made insurance policies that (A) to the Knowledge of the Companies, exist as of the date of this Agreement or (B) to the Knowledge of the Companies, arise prior to the Closing, in the case of each of clauses (i) and (ii), including insurance policies underwritten by any captive insurer of any of the Sellers or any of their respective Affiliates, covering events related to the Business, any Company or any of the Companies’ respective Subsidiaries occurring prior to the Closing Date, then each Seller shall cooperate, and shall use commercially reasonable efforts to cause its applicable Affiliates to, cooperate with the Buyer, the Companies and their Subsidiaries and take all reasonable actions as may be required to assist the Buyer and the Companies in obtaining amounts payable under such insurance claims (the “Insurance Claim Amounts”), which may include (to the extent permitted by the insurance policy or otherwise consented to by a third party insurer) assignment to the Buyer, the Companies and their Subsidiaries of the right to such insurance claim, providing written notice of such insurance claim to the third party insurer (with a copy of any such notice to be given by such Seller to the Buyer) and provision of information regarding any such insurance claim required by an insurance policy or third party insurer.

(b) The Insurance Claim Amounts shall be reduced for any and all (i) direct and indirect costs and expenses borne by the Sellers or any of their Affiliates (other than costs and expenses borne in the Ordinary Course by the Sellers’ captive insurer to the extent the Sellers’ captive insurer is the insurer of such Insured Claim Amount) arising from their actions taken to assist the Buyer and the Companies in obtaining such Insurance Claim Amounts, (ii) increase in premiums resulting from such Insurance Claim Amounts (other than increases in premiums from policies insured by Sellers’ captive insurer) and (iii) deductibles directly related to such Insurance Claim Amounts (other than deductibles for workers compensation claims).

(c) The Sellers shall, and shall use commercially reasonable efforts to cause their respective Affiliates to, as promptly as practicable following the date hereof and in any event prior to the Closing, notify each carrier of any claims-made insurance policy referred to in Section 6.14(a)(ii) of any claim that, to the Knowledge of the Companies, (i) exists as of the date of this Agreement and reasonably could be expected to be covered under such policies (without giving effect to any deductible) or is otherwise required to be noticed to obtain coverage, including those claims set forth in Section 6.14(c) of the Disclosure Schedules, or (ii) arise prior to the Closing.

(d) The Buyer, the Companies and their respective Subsidiaries shall cooperate with the Sellers to submit and defend claims for losses that occurred prior to the Closing Date.

(e) At or prior to the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Companies, all of such Seller’s right, title and interest to each of the insurance policies set forth in Section 6.14(e) of the Disclosure Schedules.

71

Section 6.15 Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of the Sellers or their respective Affiliates that are a party to or otherwise have liability with respect to any guarantees, performance bonds, bid bonds and other similar agreements, including those set forth in Section 6.15 of the Disclosure Schedules (the “Seller Guarantees”) on or prior to the Closing Date, in each case solely to the extent related to the Business. In the event any of the Seller Guarantees are not released prior to or at the Closing, the Buyer will indemnify and hold the Sellers and their Affiliates that are a party to or otherwise have liability with respect to each such Seller Guarantee harmless for any and all payments required to be made under, and the costs and expenses incurred in connection with, such Seller Guarantee by the Sellers or their Affiliates that are a party to or otherwise have liability with respect to such Seller Guarantee until such Seller Guarantee is released.

Section 6.16 Transition Services Agreement. Following the date hereof, PBI and the Buyer shall negotiate in good faith and use their best efforts to agree upon each of (i) the schedules to the Transition Services Agreement (i) the Additional Terms (as defined in the Master Services Agreement) to the Master Services Agreement and (iii) the SOWs to the Mail and Print Services Agreement, in each case, prior to the Closing Date. Following the date hereof, the parties shall work together to develop a written plan describing all of the steps that the parties shall take to transfer each Transition Service (as defined in the Transition Services Agreement) to the Buyer (and any one or more of Buyer’s Subsidiaries designated by Buyer) or a successor provider so as to enable the Business to operate as a standalone entity as promptly as possible following the Closing Date.

Section 6.17 Resignations. The Sellers shall take all actions so that no existing director or manager of the board of any Company or any of its Subsidiaries will be a director or manager of such board from and after the Closing.

Section 6.18 Financial Statements; MLS Book Value.

(a) As soon as practicable following the date hereof, the Sellers shall deliver to the Buyer the unaudited combined balance sheet of the PBMS/PBGS Business and MSG Business as at June 30, 2013, and the related combined statements of comprehensive income and combined cash flows for the three months and six months ended June 30, 2013 (the “June Financial Statements”). Notwithstanding anything to the contrary set forth in this Agreement, (i) from and after such delivery, for all purposes under this Agreement, the defined terms “Financial Statements” and “Interim Financial Statements” shall be deemed to include the June Financial Statements and the representations and warranties of the Sellers set forth in clauses (x), (y) and (z) of Section 4.6(a) with respect to the Interim Financial Statements shall be deemed to apply to the June Financial Statements, (ii) except as set forth in Section 6.18 of the Disclosure Schedules, the financial condition and results of operations of the PBMS/PBGS Business and the MSG Business reflected in the June Financial Statements shall be consistent in all material respects with Preliminary June Financial Statements and (iii) shall be prepared using the same accounting methodologies, principles, practices and procedures used in and on a basis consistent with, those applied by the Business in preparing the Interim Financial Statements.

72

(b) The Sellers shall cause the difference between the tangible book value of (i) the Transferred Assets relating to, used in or held for use in, the MLS Business minus (ii) the Assumed Liabilities arising out of or relating to the conduct or operation of the MLS Business or the ownership or use of such Transferred Assets, in each case determined in accordance with GAAP, to be no less than $0.00 as of the Closing.

Section 6.19 MSG Customer Deposits. At the Closing, the Sellers shall cause the Business to have an amount of cash equal to the aggregate liabilities in respect of the MSG Customer Deposits.

Section 6.20 Further Assurances.

(a) The Sellers shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Shares, the Transferred Assets and any other transactions contemplated hereby. The Buyer shall execute and deliver such further instruments of assumption and take such additional action as PBI may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset (including any Contract) that should have been transferred to the Buyer, either directly or indirectly (through the acquisition of the Shares) pursuant to this Agreement (in each such case, except for any Excluded Asset and after giving effect to the provisions of Section 2.7, including any asset that would need to be transferred in order to make the representations and warranties set forth in Section 4.15 true and correct, after giving effect to Section 4.15 of the Disclosure Schedules) was not so transferred, or any asset (including any Contract) unrelated to the Business was inadvertently transferred to the Buyer or the Companies, the Sellers shall, and shall cause their applicable Affiliates to, or the Buyer shall, and shall cause its Subsidiaries to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such asset to the Buyer, the Companies, their respective Subsidiaries or as the Buyer may direct, or to the PBI or as PBI may direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset in trust for applicable until such time as such transfer is completed.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of the Buyer, the Sellers and the Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is

73

then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) Any waiting period (and any extension thereof) under any applicable Antitrust Law applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, and all other approvals, consents and authorizations thereunder, if required, shall have been received. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and set forth in Section 7.1(b) of the Disclosure Schedules shall have been obtained or filed.

Section 7.2 Conditions to Obligations of the Sellers and the Companies. The obligations of the Sellers and the Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by PBI in its sole discretion:

(a) (i) The Fundamental Representations of the Buyer contained in Article V shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct in all respects as of such specified date; and (ii) all other representations and warranties of the Buyer contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of such other representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except in the case of this clause (ii), where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) PBI shall have received from the Buyer a certificate to the effect set forth in Section 7.2(a) and Section 7.2(b), signed by a duly authorized officer thereof.

(d) PBI shall have received an executed counterpart of each of the Ancillary Agreements to which the Buyer or an Affiliate of the Buyer is a party, signed by each party other than the Sellers or any of their Affiliates.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The Fundamental Representations of the Sellers contained in Article III and Article IV (other than Section 3.5) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, or in the case of such representations and warranties

74

that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date; (ii) the representations and warranties of the Sellers contained in Section 3.5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date; and (iii) all other representations and warranties of the Sellers contained in Article III and Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of such other representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except in the case of this clause (iii), where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Sellers and the Companies shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) The Buyer shall have received from PBI a certificate to the effect set forth in Section 7.3(a) and Section 7.3(b), signed by a duly authorized officer thereof.

(d) The Buyer shall have received from PBI certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer.

(e) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements to which any of the Sellers, the Companies or their respective Affiliates is a party, signed by each party other than the Buyer or any of the Buyer’s Affiliates.

(f) PBI shall deliver to the Buyer a non-foreign affidavit dated as of the Closing Date, pursuant to Treasury Regulations Section 1445 stating that PBI is not a “foreign person” as defined in section 1445 of the Code.

(g) There shall not have occurred since the date hereof a Material Adverse Effect.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Sellers, the Companies and the Buyer contained in this Agreement shall survive the Closing until December 31, 2014; provided that (i) the representations and warranties set forth in Section 3.1 (other than the last sentence thereof), Section 3.2, Section 3.4, Section 3.5, Section 3.6, Section 4.1(a), Section 4.2, Section 4.4(a), Section 4.24, Section 5.1, Section 5.2 and Section 5.6 (collectively, the “Fundamental Representations”) shall survive the Closing until the eighth anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 3.8 and Section 4.16 shall not survive

75

the Closing. The covenants of the Sellers, the Companies and the Buyer contained in this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations, unless otherwise expressly set forth herein. The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.

Section 8.2 Indemnification by PBI. PBI shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Companies and their respective Subsidiaries), officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent resulting from:

(a) any breach of any representation or warranty made by the Sellers contained in Article III or Article IV (other than any breach of any representation or warranty contained in Section 3.8 or Section 4.16);

(b) any breach of any covenant or agreement by the Sellers or the Companies contained in this Agreement;

(c) any Excluded Liability;

(d) any Liability (i) in accordance with the terms of Section 6.14, under any qualified self-insurance plan that is subject to coverage under such Insurance Policies and (ii) for any deductibles under any workers compensation Insurance Policy, in each of clause (i) and (ii), maintained by the Sellers or their Affiliates prior to the Closing Date, in respect of any pre-Closing occurrences, whether or not reported;

(e) any Liability for any indemnification claim made by any director or officer pursuant to a right of indemnification provided by the Sellers or their Affiliates to such Person in their capacity as a current or former director or officer prior to the Closing relating to or arising out of any pre-Closing event, change, occurrence or circumstance;

(f) any Liability incurred exclusively as a result of any Company being an Affiliate of any Seller prior to the Closing;

(g) any Liability relating to or arising out of the claims, events, facts or circumstances set forth on Section 4.17(a) of the Disclosure Schedules;

(h) subject to Section 8.5(c), any Liability incurred by the Buyer or its Subsidiaries in respect of the matters set forth in Section 8.2(h) of the Disclosure Schedules;

(i) any Liability relating to or arising out of the pre-Closing restructuring of the Business, including any Liability for severance owed to any Persons terminated prior to the Closing; and

(j) any Liability retained by the Sellers pursuant to Section 6.9(e).

76

Section 8.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent resulting from:

(a) any breach of any representation or warranty made by the Buyer contained in Article V or the Guarantors in the Guarantee;

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement;

(c) any Assumed Liability;

(d) any Liability relating to or arising out of any post-Closing restructuring of the Business, including any Liability for severance owed to any Persons terminated after the Closing;

(e) any Liability assumed by the Companies and their respective Subsidiaries pursuant to Section 6.9(e); and

(f) any claim or cause of action by any Person arising after the Closing against any Seller Indemnified Party with respect to the operations of the Business, except for claims or causes of action with respect to which PBI is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 8.2.

Section 8.4 Tax Indemnity.

(a) From and after the Closing Date, the Sellers (jointly and severally) shall indemnify the Buyer Indemnified Parties against and hold them harmless from any and all Losses (collectively, the “Tax Losses”) arising out of:

(i) Taxes of the Companies or their respective Subsidiaries with respect to all Pre-Closing Tax Periods, other than Sales and Use Taxes indemnified by the Buyer, the Companies and any Subsidiary of the Companies under Section 8.4(b)(iii);

(ii) Taxes related to or imposed on the MSG Business, the MLS Business or the Transferred Assets with respect to all Pre-Closing Tax Periods, other than Sales and Use Taxes indemnified by the Buyer, the Companies and any Subsidiary of the Companies under Section 8.4(b)(iii);

(iii) Taxes (including any interest or penalties) or other payments of any Person (other than the Companies or their respective Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise;

(iv) Taxes of the Companies or their respective Subsidiaries imposed as a result of the intercompany transactions effectuated by the Sellers on or prior to the Closing;

77

(v) Taxes of the Companies or their respective Subsidiaries for amounts included in income under Section 951(a) of the Code that relate to the pre-Closing portion of the Straddle Period; and

(vi) enforcing the indemnification provided for in this Section 8.4(a), except to the extent such Losses relate to an unsuccessful legal action brought to enforce the indemnification provided for in this Section 8.4(a).

(b) From and after the Closing Date, the Buyer, the Companies and any Subsidiary of the Companies (jointly and severally) shall indemnify the Seller Indemnified Parties against and hold them harmless from any and all Tax Losses, other than with respect to Taxes described above in Section 8.4(a) and the Sellers’ 50% share of Taxes described in Section 6.10(b), arising out of:

(i) Taxes of the Companies and their respective Subsidiaries with respect to all Post-Closing Tax Periods;

(ii) Taxes related to or imposed on the MSG Business, the MLS Business or the Transferred Assets with respect to all Post-Closing Tax Periods;

(iii) (x) the first $2,500,000 of any Sales and Use Taxes (A) of the Companies and their respective Subsidiaries with respect to all Pre-Closing Tax Periods and (B) of the Sellers or any of their Affiliates related or imposed on the MSG Business, the MLS Business or the Transferred Assets with respect to all Pre-Closing Tax Periods and (y) thereafter, 35% of any additional such Sales and Use Taxes; provided that the maximum aggregate amount of indemnifiable Sales and Use Taxes that may be recovered from the Buyer, the Companies and any Subsidiary of the Companies pursuant to Section 8.4(b)(iii) shall be $3,500,000;

(iv) Taxes of the Companies or their respective Subsidiaries imposed as a result of any actions taken by the Buyer on the Closing Date not in the Ordinary Course; and

(v) enforcing the indemnification provided for in this Section 8.4(b), except to the extent such Losses relate to an unsuccessful legal action brought to enforce the indemnification provided for in this Section 8.4(b).

(c) All indemnification payments for Tax Losses made pursuant to this Section 8.4, and for Losses made pursuant to Section 8.2 and Section 8.3, shall be made on an after-tax basis. Accordingly, in determining the amount of any indemnification payment for a Tax Loss or Loss suffered or incurred by an Indemnified Party hereunder, the amount of such payment shall be increased or decreased to take into account any additional net Tax cost or benefit actually incurred and that would not have otherwise been incurred by the Indemnified Party arising from the receipt of indemnification payments hereunder (“Tax Cost/Benefit”) within three years of the time of payment of such Tax Loss or Loss. In computing the amount of any such Tax Cost/Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Tax Loss or Loss; provided, that if a Tax Cost/Benefit is not realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party incurs

78

or pays any Tax Loss or Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax Cost/Benefit realized by the parties hereto in each such subsequent taxable period. For the avoidance of doubt, if an indemnification payment is taxable and replaces a payment that would have been taxable had the Company received the payment, there is no Tax Cost/Benefit.

(d) Tax Indemnification Procedures.

(i) From and after the Closing, the Buyer shall promptly notify PBI in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority with respect to Tax Losses (each, a “Tax Proceeding”) for which the Sellers are liable pursuant to this Section 8.4; provided, however, that a failure to give such notice will not affect the Buyer’s rights to indemnification under this Section 8.4, except to the extent (and only to such extent) that the Sellers are prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Loss and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority in respect of any such asserted Tax Loss.

(ii) In the case of a Tax Proceeding, the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any Tax Proceeding unless the Indemnifying Party within a reasonable time after the giving of notice of such Tax Proceeding by the Indemnified Party (i) delivers a written confirmation to such Indemnified Party that the indemnification provisions of this Agreement are applicable to such Tax Proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Tax Proceeding pursuant to the applicable indemnification provisions of this Agreement, (ii) notifies such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof and (iii) retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Tax Proceeding, in which case the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Tax Proceeding.

(iii) If the Indemnifying Party so assumes the defense of any such Tax Proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such Tax Proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party. If, in circumstances where the Indemnified Party is not fully indemnified, such Indemnified Party shall have been advised by outside counsel (reasonably acceptable to the Indemnifying Party) that (i) there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or (ii) that a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Tax Proceeding would reasonably be expected, which conflict of interest cannot be waived, then (x) the Indemnifying Party shall not have the sole right to control the defense, compromise or settlement of such Tax Proceeding on behalf of the Indemnified Party, (y) the Indemnifying and Indemnified Party shall have the right to control jointly the defense, compromise or settlement of such Tax Proceeding. No Indemnified Party shall settle or

79

compromise or consent to entry of any judgment with respect to any such Tax Proceeding for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 8.4 to the extent the Indemnifying Party was entitled to do so pursuant to this Section 8.4. If the Indemnifying Party assumes the defense of a Tax Proceeding that is likely to have a material impact on the Indemnified Party, the Indemnifying Party shall not settle or compromise such Tax Proceeding without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld).

(iv) Notwithstanding the foregoing, in the case of a Tax Proceeding relating to Taxes for any Straddle Period, both the Indemnifying Party and the Indemnified Party shall have the right to control jointly the defense, compromise or settlement of any such Tax Proceeding. No party shall settle or compromise or consent to entry of any judgment with respect to any such Tax Proceeding relating to Taxes for any Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld).

(v) Payment by the Indemnifying Party of any amount due to the Indemnified Party under this Section 8.4 shall be made within 10 days following written notice by the Indemnified Party that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due; provided that upon the Indemnifying Party’s request the Indemnified Party shall provide reasonable documentation that such amount is due and payable. Any payments required pursuant to this Section 8.4 that are not made within the time period specified in this Section 8.4 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of U.S. federal income Tax and, in the case of payments related to Taxes other than U.S. federal income Taxes, at a rate and in the manner provided under applicable Law for underpayments of such Tax; provided that in no event shall the amount of the interest due by the Sellers exceed the amount of interest actually due to the applicable Governmental Authority or other third party with respect to such Tax payment.

Section 8.5 Procedures.

(a) Other than with respect to Tax Losses (which are governed exclusively by Section 8.4), in order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the

80

commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Third Party Claim is brought by a customer of an Indemnified Party, then the Indemnifying Party and the Indemnified Party shall cooperate in a commercially reasonable manner and jointly defend such Third Party Claim; provided that in no event shall either the Indemnified Party or the Indemnifying Party agree to any settlement or other resolution of such Third Party claim without the prior written consent of the other party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnified Party shall cooperate, at the Indemnifying Party’s sole cost, with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim, does not subject the Indemnified Party to any injunctive or non-monetary relief, does not require an admission of wrongdoing on the part of the Indemnified Party, and which releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim, other than with respect to a customer of any Company upon the terms set forth in this Section 8.5(b), without the Indemnifying Party’s prior written consent.

(c) Notwithstanding anything to the contrary set forth herein, with respect to the Sellers’ indemnification obligations set forth in Section 8.2(g) and Section 8.2(h), the Sellers shall have the right to control and direct in their sole discretion any and all investigation, preparation, response, defense, resolution, settlement, remediation and any other action or non-action in connection therewith. The Buyer Indemnified Parties shall provide any and all cooperation, assistance, access to documents, records, personnel, facilities and other information and as the Sellers may reasonably request in connection with such efforts; the Sellers shall pay the Buyer Indemnified Parties’ reasonable out-of-pocket costs and expenses in connection with such cooperation and assistance; provided that in no event shall the Sellers pay any indirect costs, including any reputational costs or allocations for the time expended by personnel of any Buyer Indemnified Party, in providing such assistance. The Sellers shall not agree to any settlement, compromise or discharge with respect to any such matter unless such settlement, compromise or discharge by its terms obligates the Sellers to pay the full amount of the Liability (other than those Liabilities set forth in the proviso of the immediately preceding sentence) in connection therewith, does not subject the Buyer or any of its Subsidiaries (including the Company and their Subsidiaries) to any injunctive or non-monetary relief, does not require an

81

admission of wrongdoing on the part the Buyer or any of its Subsidiaries (including the Company and their Subsidiaries), and releases the Buyer and its Subsidiaries (including the Company and their Subsidiaries) completely in connection such matters.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate, at the Indemnifying Party’s sole cost, and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(e) For the avoidance of doubt, nothing in this Section 8.5, shall apply to Tax Losses, which shall be governed exclusively by Section 8.4.

Section 8.6 Limits on Indemnification.

(a) No claim may be asserted against any party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b) Notwithstanding anything to the contrary contained in this Agreement, other than with respect to Tax Losses (which shall be governed exclusively by Section 8.4):

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from PBI by the Buyer Indemnified Parties pursuant to Section 8.2(a), or from the Buyer by the Seller Indemnified Parties pursuant to Section 8.3(a), shall be $27,500,000 (the “Cap”); provided that the Cap shall not apply (A) to indemnification obligations to the extent arising out of a breach of a Fundamental Representation or (B) in the case of fraud;

(ii) PBI shall not be liable to any Buyer Indemnified Party pursuant to Section 8.2(a), and the Buyer shall not be liable to any Seller Indemnified Party pursuant to Section 8.3(a), for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from PBI or the Buyer, as applicable, equals or exceeds $3,000,000 (the “Basket Amount”), in which case PBI or the Buyer, as applicable, shall

82

be liable only for the Losses in excess of the Basket Amount; provided the Basket Amount shall not apply (A) to indemnification obligations to the extent arising out of a breach of a Fundamental Representation or (B) in the case of fraud;

(iii) no party hereto shall have any Liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; provided, that the limitation in this Section 8.6(b)(iii) shall not apply to the extent such damages are actually recovered by third parties in connection with Losses indemnified under this Agreement in respect of any claims arising from the breach of the representations and warranties contained in Section 4.6(a) and Section 4.23; and

(iv) the amount of any Loss arising from a breach of a representation, warranty, covenant or agreement shall be determined without regard to any limitation or qualification as to materiality, Material Adverse Effect or Buyer Material Adverse Effect or dollar thresholds set forth in such representation, warranty, covenant or agreement; provided, that such limitations and qualifications shall not be disregarded for determining whether a breach has occurred.

(c) The amount of any and all Losses under this Article VIII (other than with respect to Tax Losses, which shall be governed exclusively by Section 8.4) shall be determined net of any insurance proceeds or other recoveries actually recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, net of any actual costs or expenses (including any increase in premiums directly related to such insurance recovery) incurred in connection with obtaining such proceeds or other recoveries. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(d) The Buyer and PBI shall cooperate with each other with respect to resolving any claim, Liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, Liability or Loss. Without limiting the generality of the foregoing, the Buyer and PBI shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 8.7 Assignment of Claims. If any Buyer Indemnified Party receives any payment from PBI in respect of any Losses pursuant to Section 8.2 or Tax Losses pursuant to Section 8.4 and the Buyer Indemnified Party could have recovered all or a part of such Losses or Tax Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against PBI, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit PBI to recover from the Potential Contributor the amount of such payment. If any Seller Indemnified Party receives any payment from the Buyer in respect of any Losses pursuant to Section 8.3 or Tax Losses pursuant to Section 8.4 and the Seller Indemnified Party could have recovered all or a part of such Losses from a Potential

83

Contributor based on the underlying claim asserted against the Buyer, the Seller Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Buyer to recover from the Potential Contributor the amount of such payment. If the Indemnifying Party seeks to recover any Losses or Tax Losses from a Potential Contributor, the Indemnified Party shall cooperate, at the Indemnifying Party’s sole cost, with the Indemnifying Party in such effort and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

Section 8.8 Non-Recourse. The Sellers and their Affiliates shall have no recourse to the Companies or any of their employees for any Liabilities in connection with or related to any claim of the Buyer indemnified or indemnifiable by the Sellers hereunder.

Section 8.9 Exclusivity and Nature of Payment. Except as specifically set forth in this Agreement or any Ancillary Agreement, after the Closing, the Buyer, on behalf of itself and the other Buyer Indemnified Parties, and the Sellers, on behalf of the other Seller Indemnified Parties, waive any rights and claims any Buyer Indemnified Party or Seller Indemnified Party, as applicable, may have against the Sellers or the Buyer, as applicable, regardless of the Law or legal theory under which such Liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Transferred Assets, the Companies and their respective Subsidiaries, the Business and/or the transactions contemplated by this Agreement and the Ancillary Agreements, in each case, other than for fraud. After the Closing, this Article VIII will provide the exclusive remedy against the Sellers or the Buyer, as applicable, for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby, in each case, other than for fraud. Any indemnity payment made under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

ARTICLE IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and PBI;

(b) (i) by PBI, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform (provided, that such cure period shall not apply to any breach or failure to perform by the Buyer of the Buyer’s obligations under Article II) and (C) has not been waived by PBI; provided, that PBI shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(i) if at the time of such termination the Sellers or the Companies are in breach of any representation, warranty or covenant contained herein and such breach would give rise to

84

the failure of a condition set forth in Section 7.3(a) or 7.3(b) or (ii) by the Buyer, if any of the Sellers or the Companies breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer; provided, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if at the time of such termination the Buyer is in breach of any representation, warranty or covenant contained herein and such breach would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b);

(c) (i) by PBI, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to December 31, 2013 (the “Termination Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d) by either PBI or the Buyer if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;

(e) by either PBI or the Buyer in the event that any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.6; or

(f) by PBI, if (i) the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that were, at the time of termination, capable of being satisfied), (ii) PBI has irrevocably confirmed in writing that all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that were, at the time of termination, capable of being satisfied) and (iii) the Buyer shall have failed for any reason to consummate the Closing on the later of (A) the second Business Day after the final day of the Marketing Period and (B) the day on which PBI has delivered to the Buyer the written confirmation described in Section 9.1(f)(ii).

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party, the Financing Sources and any of their respective Affiliates and Representatives, except (a) for the provisions of Section 3.6, Section 4.24 and

85

Section 5.6 relating to broker’s fees and finder’s fees, Section 6.5 relating to confidentiality, Section 6.7 relating to public announcements, Section 6.11(g) relating to financing indemnification and expense reimbursement, Section 9.3 relating to the Buyer Termination Fee, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction, Section 10.11 relating to limitation on liability, and this Section 9.2 and (b) that nothing in this Section 9.2 shall relieve any party from Liability for fraud or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 9.3 Buyer Termination Fee.

(a) If this Agreement is terminated by PBI pursuant to Section 9.1(b) or Section 9.1(f), then the Buyer shall pay to PBI, within two Business Days of such termination, the amount set forth in Section 9.3(a) of the Disclosure Schedules (the “Buyer Termination Fee”). Payment of the Buyer Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by PBI.

(b) Notwithstanding anything to the contrary in this Agreement, the rights of PBI under this Section 9.3 are independent of and in addition to such rights and remedies PBI may have under Section 10.13; provided that in no circumstances will PBI be entitled to receive both a grant of specific performance to cause the Buyer to consummate the Closing and any money damages, including all or any portion of the Buyer Termination Fee.

(c) Notwithstanding anything to the contrary in this Agreement,

(i) in the event the Buyer Termination Fee is paid by the Buyer to PBI, without limiting Section 10.11, receipt of the Buyer Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Sellers and their Affiliates against the Buyer, the Related Parties of the Buyer and the Financing Sources in connection with this Agreement (and the termination hereof), the Equity Financing Commitment, the Guarantee and the Debt Financing Commitment, the transactions contemplated by this Agreement (and the termination thereof) and any matter forming the basis for such termination and none of the Sellers or their Affiliates shall be entitled to bring or maintain any Action against any Related Party of the Buyer or any Financing Source arising out of or in connection with this Agreement, the Equity Financing Commitment, the Guarantee and the Debt Financing Commitment, any of the transactions contemplated by this Agreement (or the abandonment or termination thereof) or any matters forming the basis for such termination;

(ii) under no circumstances shall the Sellers or their Affiliates be entitled to any non-monetary relief against the Buyer’s Related Parties (whether at law, in equity, in contract, in tort or otherwise) other than specific performance in accordance with Section 10.13 or against the Guarantors in accordance with the terms of the Guarantee; and

(iii) in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(d) The parties acknowledge that (i) the agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) the damages

86

resulting from termination of this Agreement under circumstances where the Buyer Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to this Section 9.3 is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the Sellers and their Affiliates for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and (iii) without the agreements set forth in this Section 9.3, the parties would not have entered into this Agreement.

ARTICLE X
GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. PBI shall pay all of the Transaction Expenses.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. Notwithstanding anything to the contrary contained herein, Section 9.2, Section 9.3(c), Section 10.7, Section 10.8, Section 10.9, Section 10.11, Section 10.16 and this Section 10.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) and the definition of “Material Adverse Effect” may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources which are parties to the Debt Financing Commitment.

Section 10.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

87

(i) if to the Sellers or, prior to the Closing, the Companies, to:

Pitney Bowes Inc.
1 Elmcroft Road
Stamford, CT 06926-0700
Attention: General Counsel
Facsimile: (203) 460-9217
E-mail: daniel.goldstein@pb.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Barbara Becker
Facsimile: (212) 351-4035
E-mail: bbecker@gibsondunn.com

(ii) if to the Buyer or, following the Closing, the Companies, to:

ARSloane Acquisition, LLC
c/o Apollo Global Management, LLC
9 West 57th Street
New York, NY 10019
Attention: Matthew Nord
Facsimile: (646) 607-0546
E-mail: nord@apollolp.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam Weinstein
Facsimile: (212) 872-1002
E-mail: aweinstein@akingump.com

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used

88

in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 10.7 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article VIII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof. Notwithstanding anything to the contrary set forth in this Agreement, (i) each of the Financing Sources shall be express third party beneficiaries of Section 9.2, Section 9.3(c), Section 10.2, Section 10.8, Section 10.9, Section 10.16 and this Section 10.7 and (ii) Apollo Management VII, L.P. shall be an express third party beneficiary of Section 6.5.

Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, including the Debt Financing, the Debt Financing Commitment, any related fee letter and the transactions contemplated thereby, brought by any other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Debt Financing, the Debt Financing Commitment, any related fee letter and the transactions contemplated thereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient

89

service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Debt Financing, the Debt Financing Commitment, any related fee letter and the transactions contemplated thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, or the Debt Financing Commitment or any related fee letter, or, in each case, the subject matter thereof, may not be enforced in or by such courts. In furtherance and not in limitation of the foregoing, with respect to any claim, cross-claim, third-party claim, suit, Action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source or any Affiliate thereof arising out of or relating to the transactions contemplated by this Agreement, the Debt Financing, any alternative financing, the Debt Financing Commitment, and any related fee letters, the parties hereto agree that (i) such claims, suits, Actions or proceedings shall be subject to the exclusive jurisdiction of the state or federal courts located in the United States District Court for the Southern District of New York or any New York State court, in each case, sitting in the Borough of Manhattan, and the appellate courts therefrom, and (ii) they shall not bring any such claim, suit, Action or proceeding in any other court.

Section 10.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.11 Limitation on Liability. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any Ancillary Agreement or any documents or instruments delivered in connection with this Agreement or any Ancillary Agreement shall be had against any party’s Affiliates, or any of such party’s Affiliates’ or respective former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the parties to this Agreement and each of the Ancillary Agreements and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Ancillary Agreement, the applicable parties thereto and each of their respective successors and

90

permitted assigns thereunder), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or Liability of any party under this Agreement, the Equity Financing Commitment or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation; provided, however, nothing in this Section 10.11 shall relieve or otherwise limit the liability of any party hereto or any of their respective successors or permitted assigns, for any breach or violation of its obligations under such agreements, documents or instruments. For the avoidance of doubt, except as permitted by Section 10.13, prior to the Closing, none of the Sellers or any of their Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, will have any recourse, be entitled to commence any Action or make any claim under this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby except against the Buyer on the one hand and the Sellers on the other hand, as applicable; provided, that if the Closing does not occur under circumstances under which the Buyer Termination Fee shall be due, the foregoing shall not waive or limit any rights to enforce the Guarantee against the Guarantors in accordance with its terms. The limitation on liability provision in this Section 10.11 shall survive the termination of this Agreement.

Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, either the Sellers or the Buyer may assign any of their respective rights and obligations, in whole or in part, under this Agreement to a Subsidiary or any Affiliate, and after the Closing Date the Buyer may assign any of its rights under this Agreement as collateral security to any Financing Source, but in each case no such assignment shall relieve the assignor of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.13 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 10.13(b), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

91

(b) Notwithstanding anything herein to the contrary, the right of any Seller to seek an injunction to enforce specifically the terms and provisions of this Agreement in connection with enforcing the Buyer’s obligation to cause the Equity Financing to be funded and/or to consummate the Closing shall be subject to the existence of the following requirements: (i) all conditions in Section 7.1 and Section 7.3 shall have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing and that are, at such time, capable of being satisfied at Closing), (ii) either the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at Closing if the Equity Financing is funded at Closing, (iii) the Marketing Period has ended and the Buyer has failed to complete the Closing when required pursuant to Section 2.3; and (iv) the Sellers have irrevocably confirmed in writing that if specific performance is granted and the Equity Financing is funded and the Debt Financing is funded, then, subject only to the satisfaction of all of the conditions in Section 7.2, the Closing will be consummated.

Section 10.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, ANY ALTERNATE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20 No Presumption Against Drafting Party. Each party acknowledges that each party to this Agreement has been represented by legal counsel in connection with this

92

Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

93

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

PITNEY BOWES INC.

By:	/s/ Michael Monahan
Name: Michael Monahan
Title: Chief Financial Officer

PITNEY BOWES LIMITED

By:	/s/ Gerard R. Willsher
Name: Gerard R. Willsher
Title: Vice President

PITNEY BOWES OF CANADA LTD.

By:	/s/ Debbie D. Salce
Name: Debbie D. Salce
Title: Vice President

PITNEY BOWES MANAGEMENT SERVICES, INC.

By:	/s/ Debbie D. Salce
Name: Debbie D. Salce
Title: Vice President

PITNEY BOWES GOVERNMENT SOLUTIONS, INC.

By:	/s/ Debbie D. Salce
Name: Debbie D. Salce
Title: Vice President

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]

ARSLOANE ACQUISITON, LLC

By:	/s/ Matthew Nord
Name: Matthew Nord
Title: Chairman and President

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]